EXHIBIT 2.5

STOCK PURCHASE AGREEMENT
BY AND AMONG
SKYWORKS SOLUTIONS, INC.,
SKYWORKS LUXEMBOURG S.A.R.L.,
PANASONIC CORPORATION, AUTOMOTIVE & INDUSTRIAL SYSTEMS COMPANY,
PANASONIC ASIA PACIFIC PTE., LTD.,
SKYWORKS PANASONIC FILTER SOLUTIONS JAPAN CO., LTD.
AND
SKYWORKS PANASONIC FILTER SOLUTIONS SINGAPORE PTE. LTD.

July 2, 2014

    i

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EXHIBITS
Exhibit A    Kaisha Bunkatsu Documents
Exhibit B    Singapore Business Transfer Agreement
Exhibit C    JV Agreement
Exhibit D    License Agreement
Exhibit E    Material Terms of Transition Services Agreement
Exhibit F    Real Property Lease Agreements
Exhibit G    Option Agreement
Exhibit H    Secondment Agreements
Exhibit I    [Reserved]
Exhibit J    FilterCo and FilterSub Articles of Incorporation

SCHEDULES

Schedule 1.1(A)	Transferred Assets, Assumed Contracts, Excluded Assets, Assumed Liabilities, and Excluded Liabilities
Schedule 1.1(B)    Key Employees
Schedule 1.1(C)    Knowledge of the Seller
Schedule 1.1(D)    Seconded Employees and Current Seconded Employees
Schedule 1.1(E)    Transferred Employees
Schedule 2.6(b)    Balance Sheet Net Assets Calculation
Schedule 6.13        Certain Employee Matters
Schedule 6.19        Supply Contracts; Customer Support; Business Process; Equipment
Schedule 7.1(b)    Required Approvals
Schedule 7.1(c)    Required Third-Party Consents

    v

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of July, 2014, by and among Skyworks Solutions, Inc., a Delaware corporation (the “Buyer Parent”), Skyworks Luxembourg S.a.r.l., a corporation organized under the laws of Luxembourg and an indirect wholly owned subsidiary of the Buyer Parent (the “Buyer”), Panasonic Corporation, a company incorporated under the laws of Japan, through its Automotive & Industrial Systems Company (the “Seller”), Panasonic Asia Pacific Pte., Ltd., a company incorporated under the laws of Singapore and a wholly owned subsidiary of Seller (“PIDSG”), Skyworks Panasonic Filter Solutions Japan Co., Ltd., a kabushiki kaisha incorporated under the laws of Japan and a wholly owned subsidiary of the Seller (“FilterCo”), and Skyworks Panasonic Filter Solutions Singapore Pte. Ltd., a company incorporated under the laws of the Republic of Singapore and a wholly owned subsidiary of FilterCo (“FilterSub”).
RECITALS
A.    The Buyer Parent and the Seller are parties to that certain Memorandum of Understanding, dated April 28, 2014 (the “MOU”), setting forth (i) their intent to form a joint venture to combine the Seller’s leading-edge filter technology with the Buyer Parent’s innovative front-end solutions and strong customer relationships and (ii) certain terms and conditions with respect to the Transactions (as defined below).
B.    The Seller is the legal and beneficial owner of the Stock (as defined below), which represents 100% of the issued, outstanding and paid-up share capital of FilterCo.
C.    On the terms and subject to the conditions contained herein, the Seller desires to sell and the Buyer desires to purchase all of the Seller’s right, title and interest in and to 265,452 shares of the Stock, representing 66% of the outstanding Stock of FilterCo (the “Purchased Stock”) and the Seller desires to grant to the Buyer an option to purchase, and the Buyer desires to grant to the Seller an option to sell, the Seller’s right, title and interest in and to 136,748 shares of the Stock, representing the remaining 34% of the outstanding Stock of FilterCo.
D.    Prior to the sale of the Purchased Stock, the Seller and FilterCo will enter into and consummate the transactions contemplated by the kaisha bunkatsu documents substantially in the form attached hereto as Exhibit A (the “Kaisha Bunkatsu Documents”), and PIDSG and FilterSub (each as defined below) will enter into and consummate the transactions contemplated by the business transfer agreement in substantially the form attached hereto as Exhibit B (the “Singapore Business Transfer Agreement”).
E.    In connection with the sale of the Purchased Stock pursuant to this Agreement, the parties hereto (each a “Party” and collectively the “Parties”) and/or certain of their respective wholly owned subsidiaries have agreed to enter into a joint venture agreement in substantially the form attached hereto as Exhibit C (the “JV Agreement”), a license agreement in substantially the form attached hereto as Exhibit D (the “License Agreement”), the Transition Services Agreement (as defined below) the major terms of which are attached hereto as Exhibit E, certain real property leases for the Leased Real Properties (as defined below) in substantially the forms, and/or major terms of which are, attached hereto as Exhibit F (collectively, the “Real Property Lease Agreements”), the put and call option agreement in substantially the form attached hereto as Exhibit G (the “Option Agreement”), secondment agreements (for the Seconded Employees and the Current Seconded Employees) in substantially the forms, and/or major terms of which are, attached hereto as Exhibit H (the “Secondment Agreements”), the Uozu Lease (as defined below) and a service agreement which provides terms and conditions for a certain service to be provided by the Seller to FilterCo at the Uozu Factory (together with the Uozu Lease, the “Uozu Facility Lease and Service Agreements”), and certain other Transaction Documents (as defined below).
NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants that are to be made and performed by the Parties, it is agreed as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1    Definitions. The following terms when used in this Agreement have the meanings set forth below:
“Accounting Arbitrator” has the meaning set forth in Section 2.6(g).
“Acquisition Proposal” has the meaning set forth in Section 6.8(a).
“Action” means any action, suit, proceeding, hearing, Order, charge, complaint or arbitration at Law or in equity, or before any Governmental Entity.
“Affiliate” means, with respect to a Party, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person, and the terms “controlled” and “controlling” have correlative meanings.
“Affiliate Contracts” has the meaning set forth in Section 3.7.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” means the date hereof.
“Antitrust Laws” has the meaning set forth in Section 6.7(a).
“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.23(a).
“Applicable Law” means, with respect to any Person, any Law existing as of the Agreement Date or as of the Closing applicable to such Person or any of its respective properties, assets or Representatives.
“Arbitration Notice” has the meaning set forth in Section 12.9(b).
“Assumed Contracts” has the meaning set forth in Schedule 1.1(A) hereto.
“Assumed Liabilities” has the meaning set forth in Schedule 1.1(A) hereto.

“Balance Sheet Current Assets” means (without duplication) (i) trade accounts receivable (net of allowance for bad debts and excluding any receivables older than 90 days), plus (ii) inventories (including materials, work in process, finished goods and supplies, but excluding end-of-life, scrap, excess and obsolete inventory), each as determined in a manner consistent with the preparation of the Financial Statements under JGAAP or SGAAP, as applicable.

“Balance Sheet Liabilities” means (without duplication) (i) trade accounts payable, plus (ii) accrued expenses, plus (iii) facilities-related debt (including equipment notes payables, other accounts payables and lease obligations), plus (iv) provision, if any, for ordinary course bonuses payable to the Transferred Employees, each as determined in a manner consistent with the preparation of the Financial Statements under JGAAP or SGAAP, as applicable.

“Balance Sheet Non-Current Assets” means (without duplication) (i) property, plant and equipment (including structures, machinery, tools, appliances and fixtures), and leased property, plus (ii) intangible fixed assets (including software and patents), each as determined in a manner consistent with the preparation of the Financial Statements under JGAAP or SGAAP, as applicable.

“Balance Sheet Net Assets” has the meaning set forth in Section 2.6(a).
“Balance Sheet Net Assets Deficit” has the meaning set forth in Section 2.6(a).
“Balance Sheet Net Assets Surplus” has the meaning set forth in Section 2.6(a).

“Balance Sheet Total Assets” means Balance Sheet Current Assets plus Balance Sheet Non-Current Assets.

“Benefit Arrangement” means any plan, program, policy, practice or arrangement relating to insurance, bonuses, vacation, profit-sharing, stock options, disability, pension, retirement, allowances, welfare, healthcare, unemployment or any other benefits to employees or former employees, their beneficiaries or dependents.
“Benefit Plan” has the meaning set forth in Section 4.16(a).
“Business Day” means a day, other than Saturday, Sunday or public holidays in Japan or the United States of America.
“Business Process Agreements” has the meaning set forth in Section 4.12(e)(iii).
“Buyer” has the meaning set forth in the Preamble.
“Buyer Excluded Claim” has the meaning set forth in Section 9.1(a).
“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).
“Buyer Parent” has the meaning set forth in the Preamble.
“Buyer Transaction Documents” means this Agreement, the JV Agreement, the Option Agreement, and any other agreements to be entered into in connection with the Transactions to which the Buyer or the Buyer Parent is, or is specified to be, a party.

“Call Right” means the Buyer’s right to purchase all of the Seller’s remaining Stock (as defined in the Option Agreement).
“CCBD” means the Seller’s Circuit Components Business Division.
“CCBG2” means PIDSG’s Circuit Components Business Group 2.
“Clean Room Policies” means those policies implemented by the Seller to reasonably prevent the disclosure of information that would facilitate “gun jumping” or other anticompetitive acts or the violation of confidentiality obligations.
“Claim Certificate” has the meaning set forth in Section 9.4(a).
“Closing” has the meaning set forth in Section 2.4.
“Closing Date” has the meaning set forth in Section 2.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitments” has the meaning set forth in Section 4.12(n).
“Consigned Equipment” has the meaning set forth in Schedule 6.19.
“Continuing Employees” means the Filter Business Employees (excluding, for the avoidance of doubt, employees who work in sales, accounting, human resources, intellectual property department and other cross-business functions) who are (a) those, to be automatically transferred to or to accept offers of employment with, FilterCo or FilterSub, as applicable, (b) the Seconded Employees, and (c) the Current Seconded Employees, each following the Contribution and as of the Closing. In the case of any Filter Business Employee who is a foreign employee (as defined in the Employment of Foreign Manpower Act (Chapter 91A) of Singapore) in Singapore and will be automatically transferred to or accepts an offer of employment with FilterSub, such employee shall only be considered a Continuing Employee if FilterSub can lawfully employ the employee as of the Closing Date in compliance with Applicable Law.
“Contract” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.
“Contribution” means the consummation of the transactions contemplated by the Kaisha Bunkatsu Documents and the Singapore Business Transfer Agreement.
“Copyrights” means copyrights and all other similar rights under any Applicable Law with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).
“Covered Persons” has the meaning set forth in Section 6.14(a)(iii).
“Current Seconded Employees” means the Filter Business Employees who are seconded from any Affiliate of the Seller. Such employees are listed on Schedule 1.1(D).

“Databases” means databases and other compilations and collections of data or information.
“Disclosure Schedules” has the meaning set forth in Article III.
“Dispute” has the meaning set forth in Section 12.9(b).
“Divestiture” has the meaning set forth in Section 6.7(b).
“Dollar Equivalent” of any amount means, at the date of determination thereof, (a) if such amount is expressed in US$, such amount and (b) if such amount is denominated in Japanese Yen, the equivalent of such amount in US$ as converted from Japanese Yen into US$ based on the average exchange rate for such a conversion for thirty (30) calendar days ending on the date prior to the date of determination (as quoted or published from time to time by the Wall Street Journal).
“Domain Names” means Internet domain names and uniform resource locators.
“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, security interest, lien (statutory or otherwise), easement, charge, encumbrance, claim, license, option (including rights of first refusal or similar rights) or any similar types of restrictions or limitations.
“Environmental Laws” means any Laws relating to (i) releases or threatened releases of Hazardous Material; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Material; or (iii) pollution or protection of the environment, health, safety or natural resources.
“Environmental Permits” has the meaning set forth in Section 4.18(b).
“EOL Products” has the meaning set forth in Schedule 6.19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Schedule 1.1(A) hereto.
“Excluded Liabilities” has the meaning set forth in Schedule 1.1(A) hereto.
“Expiration Date” has the meaning set forth in Section 9.1(a).
“Filter Business” means the SAW and TC-SAW filters (including duplexers) for mobile communications applications business that is operated as of the Agreement Date by the CCBD of the Automotive & Industrial Systems Company of the Seller and the CCBG2 of PIDSG.
“Filter Business Employees” means (i) all current employees or seconded employees of the Kadoma Factory who work exclusively for the Filter Business, (ii) all current employees or seconded employees of the Uozu Factory who work exclusively for the Filter Business, (iii) all employees who belong to CCBD and work exclusively for the Filter Business on secondment to PIDSG, and (iv) all current employees of CCBG2 who work exclusively for the Filter Business, excluding employees who currently work in sales, accounting, human resources, intellectual property department and other cross-business functions.
“Filter Business Intellectual Property” means the Owned Intellectual Property used in the conduct of the Filter Business and the Licensed Intellectual Property.
“Filter Business Permits” has the meaning set forth in Section 4.14(c).
“Filter Business Products” means the Seller’s and PIDSG’s SAW and TC-SAW filters (including duplexers) for mobile communications applications.
“Filter Business Software” means all Software, owned or purported to be owned by the Seller or any of its Subsidiaries, used in the Filter Business or for any Filter Business Products.
“FilterCo” has the meaning set forth in the Preamble.
“FilterCo and FilterSub Transaction Documents” means this Agreement, the Kaisha Bunkatsu Documents, the Singapore Business Transfer Agreement, the License Agreement, the Transition Services Agreement, the Real Property Lease Agreements, the Secondment Agreements, the Uozu Facility Lease and Service Agreements, the respective articles of incorporation as set forth in Exhibit J attached hereto, and any agreements to be entered into in connection with the Transactions to which FilterCo or FilterSub is, or is specified to be, a party.
“FilterSub” has the meaning set forth in the Preamble.
“Final Statement of Balance Sheet Net Assets” has the meaning set forth in Section 2.6(i).
“Final Balance Sheet Net Assets” has the meaning set forth in Section 2.6(i).
“Financial Statements” has the meaning set forth in Section 4.7(a).
“Government Officials” has the meaning set forth in Section 4.23(b).
“Governmental Entity” means any supranational, foreign, domestic, federal, national, territorial, state, county, city, township or other local governmental authority, or any regulatory, administrative or other agency, instrumentality, court, government organization, quasi-governmental organization, mediator, arbitrator or arbitral forum (whether public or private), commission, tribunal thereof, or any political or other subdivision, department or branch of any of the foregoing, HDB, or any private body, in each case, which exercises any Tax, regulatory or governmental or quasi-governmental authority.
“Hazardous Material” shall mean all materials, wastes or substances regulated, classified or otherwise characterized under Applicable Law as “hazardous,” “toxic,” “pollutant” or “contaminant.”
“HDB” means the Housing and Development Board, a corporate body incorporated under the Housing and Development Act (Chapter 129 of Singapore Statutes), having its office at HDB Hub, 480 Lorong 6 Toa Payoh Singapore 310480.

“HDB Lease” means the instrument of lease No. I/9390B relating to the Singapore Factory registered at the Singapore Land Authority.
“HDB Variation of Lease” means the instrument of variation of lease No. ID/535168K relating to the Singapore Factory registered at the Singapore Land Authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Inbound License Agreement” means any Contract pursuant to which a third party has granted or agreed to grant to the Seller or any of its Subsidiaries any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity or other right with respect to, any such third party’s Intellectual Property or Intellectual Property Rights, which right remains in effect as of the Agreement Date and which right is as of the Agreement Date practiced or planned to be practiced in connection with the Filter Business.
“Indemnification Basket” has the meaning set forth in Section 9.2(b).
“Indemnified Party” has the meaning set forth in Section 9.4(a).
“Indemnifying Party” has the meaning set forth in Section 9.4(b).
“Intellectual Property” means any and all Intellectual Property Rights and Technology, including tangible embodiments thereof.
“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from or associated with Technology, including (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, including registrations thereof and applications therefor; (v) rights with respect to Domain Names; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (vii) publicity and privacy rights, including rights with respect to the use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (viii) any rights equivalent or similar to any of the foregoing.
“Inventory” means the Seller’s and its Subsidiaries’ inventory of the Filter Business Products held for sale, and all raw materials, work in process, finished products, spare parts, supplies, packaging and promotional materials for the Filter Business Products, in each case wherever located.
“IP Indemnification Cap” has the meaning set forth in Section 9.2(d).
“IP Representations” has the meaning set forth in Section 9.1(a).
“JGAAP” means generally accepted accounting principles of Japan applied in a manner consistent with past practices of the Seller.
“Kadoma Factory” means the property located at 12-10-1, Yakumo-higashi, Moriguchi-City, Osaka, Japan, comprising Building No. 5 (8,894 square meters) of the Seller’s Automotive & Industrial Systems Company property.

“Kaisha Bunkatsu Documents” has the meaning set forth in the Recitals.
“Key Employees” means the employees listed on Schedule 1.1(B).
“Knowledge” means the actual knowledge after reasonable inquiry of a Person.
“Knowledge of the Seller” means the Knowledge of the individuals listed on Schedule 1.1(C).
“Later-Identified Asset” has the meaning set forth in Section 6.17.
“Law” means any foreign or domestic constitutional provision, act, statute or other law, ordinance, circular, rule or regulation of any Governmental Entity and any binding and enforceable Order, doctrine, compliance plan, assessment or arbitration award or similar form of decision or determination issued by a Governmental Entity.
“Leased Real Property” means the Kadoma Factory, the Uozu Factory, and the Singapore Factory.
“Leases” has the meaning set forth in Section 4.11(b)(i).
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“Licensed Intellectual Property” means all Intellectual Property for which FilterCo and/or FilterSub has a license or other valid right to use in the conduct of the Filter Business.
“Licensed Patents” has the meaning set forth in the License Agreement.
“Licensed Non-Patent IP” has the meaning set forth in the License Agreement.
“Loss” and “Losses” have the meaning set forth in Section 9.5(b).
“Mask Works” means mask works, layout designs, topographies and other design features with respect to the Filter Business Products.
“Material Adverse Effect” means any event, circumstance, occurrence, change, effect or fact, or group of any of the foregoing, that (x) would prevent, materially delay or materially impede the consummation of the Transactions or (y) results in, or would reasonably be expected to result in, a material adverse effect on, or a material adverse change in, the Filter Business, the Transferred Assets, the Assumed Contracts or the Assumed Liabilities, taken as a whole, except to the extent that any such event, circumstance, occurrence, change, effect or fact, or group of any of the foregoing, directly results from (i) changes in general economic conditions, (ii) changes generally affecting the industry in which the Filter Business operates (provided that such changes do not affect the Filter Business, the Transferred Assets, the Assumed Contracts or the Assumed Liabilities substantially and disproportionately as compared to the Filter Business’s competitors), (iii) any acts of terrorism, military action or war, (iv) changes in

Applicable Law, JGAAP, or SGAAP generally affecting the industry in which the Filter Business operates, (v) natural disasters or acts of God, or (vi) the announcement of the Transactions.
“Material Contract” or “Material Contracts” has the meaning set forth in Section 4.12(a).
“MOU” has the meaning set forth in the Recitals.
“New Equipment” means that certain new equipment as reflected on Schedule 2.6(b) for production of the Filter Products already ordered by the Seller and scheduled to be delivered to the Kadoma Factory prior to the Closing.
“New Equipment Payment” has the meaning set forth in Section 2.8(a).
“Non-Compete Company” has the meaning set forth in Section 6.14(a).
“Non-Compete Filter Products” means the Seller’s and PIDSG’s SAW and TC-SAW filters (including duplexers) for mobile communications devices.
“Non-Disclosure Agreement” has the meaning set forth in Section 6.10(a).
“Non-IP Indemnification Cap” has the meaning set forth in Section 9.2(c).
“Notice of Balance Sheet Net Assets Disagreement” has the meaning set forth in Section 2.6(e).
“Open Source Software” means any Software that contains, is derived in any manner (in whole or in part) from, or is distributed as, free Software, share-ware, “open source software” or is otherwise made available under terms that require such Software or derivative works thereof, as a covenant or condition of distribution of such Software or derivative works, (a) be made available or distributed in a form other than binary (e.g., source code form); (b) be licensed under terms that allow for creation of derivative works; (c) be licensed under terms that allow for decompiling, disassembling or reverse engineering; or (d) be licensed under terms that permit free redistribution (such covenants and conditions, “Open Source Terms”).
“Order” means any writ, judgment, decision, decree, award, order, injunction, ruling, stipulation or similar order of any federal, national, state or local court or Governmental Entity, in each case that is preliminary or final.
“Outbound License Agreement” means any Contract pursuant to which the Seller or any of its Subsidiaries has granted or agreed to grant to any third party any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity or other right, in each case which is in effect as of the Agreement Date, with respect to any Transferred IP.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by FilterCo and/or FilterSub relating to the Filter Business.
“Party” has the meaning set forth in the Recitals.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with (a) all divisionals, continuations, continuations-in-part, and foreign counterpart applications related to the foregoing, (b) all patents, including foreign counterpart patents, issuing on any patent applications included in any of the foregoing, and (c) all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.
“Permitted Encumbrance” means (a) liens to the extent shown on or reflected in the balance sheets of FilterCo or FilterSub; (b) liens for Taxes and other Governmental Entity charges and assessments that are not yet due or delinquent; (c) non-exclusive licenses to Filter Business Intellectual Property granted by the Seller or its Subsidiaries in the ordinary course of business consistent with past practice; and (d) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable.
“Permits” means all licenses, permits, franchises, approvals, certificates, waivers, concessions, exemptions, variances, Orders, certificates of occupancy, registrations, notices, authorizations or consents of, or filings with, any Governmental Entity or any other Person.
“Person” means any individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or Governmental Entity.
“Personal Data” means data about an individual who can be identified from that data or from the combination with other data to which the Seller or any of its Subsidiaries has access, including personally identifiable information of employees of the Seller or any of its Subsidiaries.
“PIDSG” has the meaning set forth in the Preamble.
“Put Right” means Seller’s right to sell all of the Seller’s remaining Stock (as defined in the Option Agreement).
“Pre-Closing Taxes” means Taxes and Transfer Taxes of the Seller, PIDSG, FilterCo or FilterSub for a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Proceeding” means any audit or other examination, or any judicial or administrative proceeding, relating to Liability for or refunds or adjustments with respect to Taxes.
“Proposed Statement of Balance Sheet Net Assets” has the meaning set forth in Section 2.6(c).
“Proposed Statement Review Period” has the meaning set forth in Section 2.6(d).
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchased Stock” has the meaning set forth in the Recitals.

“Registered Intellectual Property” means any Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names that are registered, recorded or filed with a Governmental Entity or such other applicable authority.
“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, counsel, advisors, auditors, agents, consultants and other representatives.
“Required Approvals” has the meaning set forth in Section 7.1(b).
“Required Consents” means, collectively, the Required Governmental Consents and the Third-Party Consents.
“Required Governmental Consents” has the meaning set forth in Section 4.4(a).
“Required Third-Party Consents” has the meaning set forth in Section 7.1(c).
“Seconded Employees” means the Seconded Non-Union Employees and the Seconded Union Employees.
“Seconded Non-Union Employees” means all non-union employees (excluding employees with Senior Coordinator (shuji) classification) who (a) belong to CCBD and (b) work exclusively for the Filter Business as of the immediately preceding working day of the Agreement Date. Such employees are listed on Schedule 1.1(D).
“Seconded Union Employees” means all union employees (including employees with Senior Coordinator (shuji) classification) who (a) belong to CCBD and (b) work exclusively for the Filter Business as of the immediately preceding working day of the Agreement Date. Such employees are listed on Schedule 1.1(D).
“Secondment Agreement” has the meaning set forth in the Recitals.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the Preamble.
“Seller Excluded Claims” has the meaning set forth in Section 9.1(a).
“Seller Indemnitees” has the meaning set forth in Section 9.3(a).
“Seller License Agreements” has the meaning set forth in Section 4.12(e)(iii).
“Seller Mask Works” has the meaning set forth in Section 4.12(k).
“Seller Software” has the meaning set forth in Section 4.12(j).
“Seller Transaction Documents” means this Agreement, the Kaisha Bunkatsu Documents, the Singapore Business Transfer Agreement, the Option Agreement, the JV Agreement, the License Agreement, the Transition Services Agreement, the Real Property Lease Agreements, the Secondment Agreement, the Uozu Facility Lease and Service Agreements, and

any other agreements to be entered into in connection with the Transactions to which the Seller or its Subsidiaries is, or is specified to be, a party.
“SGAAP” means generally accepted accounting principles of Singapore applied in a manner consistent with past practices of PIDSG.
“SIAC” has the meaning set forth in Section 12.9(b).
“SIAC Rules” has the meaning set forth in Section 12.9(b).
“Singapore Business Transfer Agreement” has the meaning set forth in the Recitals.
“Singapore Factory” means the leased premises located at 3 Bedok South Road, Singapore, as described in Annexure B of the Singapore Real Property Lease Agreement attached as Exhibit F hereto.
“Social Insurance” means any form of social insurance required under Applicable Law.
“Software” means computer programs and firmware, including any and all software implementations of algorithms, models and methodologies, program files, program and system logic, program modules, routines, and subroutines, whether in source code, object code or other form, including manuals, specifications, and other documentation and materials relating thereto.
“Special IP Indemnification Cap” has the meaning set forth in Section 9.2(e).
“Standards Body” has the meaning set forth in Section 4.12(n).
“Stock” means all of the issued and paid-up shares in the capital of FilterCo outstanding on the Closing Date.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which such Person (either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the shares of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).
“Target Balance Sheet Net Assets” means JPY 13,550,000,000.
“Tax” or “Taxes” means any and all federal, national, state, local, regional and foreign taxes, assessments, duties, impositions, including those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, goods and services tax, alternative minimum, windfall profits, estimated, customs, transfer, stamp duties, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, claim for refund, information return (including any related or supporting schedule, attachment, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any Party.
“Technology” means all tangible and intangible items related to, constituting, disclosing or embodying any or all of (a) Works of Authorship, (b) Trade Secrets, (c) Mask Works, (d) inventions (whether or not patentable), technology, formulae, algorithms, techniques, discoveries and improvements, (e) proprietary and confidential information and know-how, including technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, customer and personnel information and materials, (f) Databases, including technical data, (g) methods and processes, and (h) tools, models, prototypes, devices, components, designs, specifications and schematics.
“Termination Date” has the meaning set forth in Section 10.1(b).
“Third-Party Claim” has the meaning set forth in Section 9.6(a).
“Third-Party Consents” has the meaning set forth in Section 4.4(b).
“Top Customers” has the meaning set forth in Section 4.20(a).
“Top Distributors” has the meaning set forth in Section 4.20(a).
“Top Suppliers” has the meaning set forth in Section 4.20(a).
“Trade Secrets” means information and materials that (a) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.
“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, product and technology designations (e.g., product code names, feature and technology names, model numbers, SKU numbers, electronic labels, identification numbers), together with all goodwill associated with any of the foregoing.
“Transaction Documents” means, collectively, the Buyer Transaction Documents, FilterCo and FilterSub Transaction Documents and the Seller Transaction Documents.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, as applicable.
“Transfer Taxes” means any statutory, governmental, federal, national, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, duty, stamp duties, registration, value-added, goods and services tax, gross receipts, excise, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred or that may be payable in connection with the sale or purchase of the Transferred Assets and with, up to and including the

Closing Date, the Transactions. For the avoidance of doubt, Transfer Taxes does not include income tax or corporate tax to be imposed on each Party.
“Transferred Assets” has the meaning set forth in Schedule 1.1(A) attached hereto.
“Transferred Employees” means the employees listed in Schedule 1.1(E).
“Transferred Inventory” means any Inventory included in the Transferred Assets.
“Transferred IP” means all Intellectual Property included in the Transferred Assets.
“Transferred Patents” has the meaning set forth in Section 4.12(a)(i).
“Transition Services Agreement” means the transition services agreement in form and substance reasonably acceptable to each Party for the provision of certain transition services, including human resources, finance, accounting, information technology, and other general affairs, in both Japan and Singapore at the Seller’s direct costs in connection with the provision of such services; provided that certain other material terms of such transition services agreement are to be mutually agreed by the Parties following the Agreement Date pursuant to Section 6.15.
“Uozu Facility Lease and Service Agreements” has the meaning set forth in the Recitals.
“Uozu Factory” means the property located at 800, Higashiyama, Uozu City, Toyama, Japan.
“Uozu Lease” means Uozu Lease A and Uozu Lease B.
“Uozu Lease A” means the facility lease agreement, which commences at FilterCo’s option, for the lease of Building A (3,000-square-meter clean room) and 500 square meters of office space not located in Building A for an initial term of two years, plus an additional three-year term at the option of FilterCo, plus a final six-year term that is subject to cancellation for a “change-of-control”; provided that the Uozu Lease A is subject to agreement between the parties thereto regarding all of the other material terms of such lease, including rent, expansion option exercise terms and definition of “change of control”, following the Agreement Date pursuant to Section 6.15.
“Uozu Lease B” means the facility lease agreement in form and substance reasonably acceptable to each Party for the lease of Building B (600 square meters) at the Uozu Factory for an initial term of two years plus an additional three-year term at the option of FilterCo.
“Works of Authorship” means Software, register-transfer level and gate-level descriptions, netlists, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.
“X-CO” has the meaning set forth in Section 4.12(e)(iii) of the Disclosure Schedules.
“X-CO Business Process Agreement” has the meaning set forth in Section 4.12(g) of the Disclosure Schedules.

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Seller will sell as legal and beneficial owner and the Buyer will purchase (a) all of the Seller’s right, title and interest in and to the Purchased Stock, free and clear of all Encumbrances and together with all rights, dividends, entitlements and advantages now and hereafter attaching thereto and (b) the Call Right, for the payments specified in Section 2.3. The Buyer shall not be obligated to complete the purchase of any of the Purchased Stock or the Call Right unless the purchase of all of the Purchased Stock and the Call Right is completed simultaneously. The Purchase Price shall be subject to a post-Closing adjustment, if any, as set forth in Section 2.6 and Section 2.8.
Section 2.2    Purchase Price. The Buyer will purchase from the Seller all of the Purchased Stock and the Call Right for the Put Right and an aggregate purchase price of US$148,500,000 in cash (the “Purchase Price”), as may be adjusted pursuant to Section 2.6.
Section 2.3    Closing Payment. At the Closing, the Buyer or another direct or indirect wholly owned Subsidiary of Buyer Parent shall pay to the Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to a bank account designated by the Seller at least five (5) Business Days prior to Closing. The payment made by the Buyer under this Section 2.3 shall not be subject to offset at the Closing for any reason whatsoever.
Section 2.4    Closing. Unless this Agreement shall have been terminated pursuant to Article X, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII and Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Meiji Yasuda Seimei Building, 11th Floor, 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan, or such other place (including by electronic transmission) as the Buyer and the Seller shall agree, on August 1, 2014, Tokyo time, and/or on such other date and place as shall be mutually agreed by the Parties (the “Closing Date”).
Section 2.5    Delivery of FilterCo Share Certificates; Other Closing Deliverables.
(a)    Delivery of FilterCo Share Certificates. Upon the Closing, the Seller shall deliver to the Buyer one or more certificates in respect of all of the Purchased Stock and valid share transfer forms in respect of the Purchased Stock duly executed by the Seller in favor of the Buyer, together with a certified copy of FilterCo’s shareholders’ registry (kabunishi meibo), reflecting the transfer of the Purchased Stock to the Buyer.
(b)    Delivery of Executed Option Agreement. Upon the Closing, the Seller shall deliver to the Buyer a duly executed counterparty to the Option Agreement, the form of which is attached as Exhibit G.
(c)    Other Closing Deliverables by Seller. Upon the Closing, the Seller shall deliver to the Buyer:

(i)    certified true copies of the resolutions passed by the board of directors of FilterCo approving the transfer of the Purchased Stock to the Buyer and the FilterCo and FilterSub Transaction Documents and the transactions contemplated thereby;
(ii)    a certified copy of FilterCo’s shareholder register (kabunushi meibo) which reflects the transfer of the Purchased Stock to the Buyer under this Agreement;
(iii)    (A) a certified copy of the seal impression (inkan shomeisho) of the representative director of the Seller issued during the two (2)-week period preceding the Closing Date, and (B) a certified copy of the corporate register (zenbujiko shomeisho) of the Seller issued during the two (2)-week period preceding the Closing;
(iv)    a certified (extract) copy of the Seller’s board of director resolutions (torshimariyakukai gijiroku) approving the Seller Transaction Documents and the transactions contemplated thereby, certified by the Seller’s representative director or his or her authorized nominee;
(v)    certified (extract) copies of the resolutions passed by the shareholders (if required) and the board of directors of PIDSG approving the transfer of the Filter Business of PIDSG from PIDSG to FilterSub and authorizing the execution and delivery by PIDSG of the Singapore Business Transfer Agreement and all other documents and agreements ancillary or pursuant thereto;
(vi)    photocopies of duly executed contracts of employment or service entered into with FilterSub by all of the Non-EA Employees (as defined in the Singapore Business Transfer Agreement) who have accepted the Purchaser’s Offer (as defined in the Singapore Business Transfer Agreement);
(vii)    in relation to the transfer of the Transferred Assets and assumption of the Assumed Contracts under the Singapore Business Transfer Agreement, by allowing FilterSub to take possession of the following deliverables to the reasonable satisfaction of the Buyer: (A) inventories (including raw materials, materials, work in process, finished goods and supplies, and spare parts), (B) books and records, including all files, documents, data, instruments and papers, (C) tangible assets (including structures, machinery, equipment, tools, appliances, fixtures, construction accounts and lease properties, furniture, fixed assets, office equipment, computer hardware and vehicles, including the tangible assets set forth in the Exhibit A entitled “List of Tangible Assets” of the Singapore Business Transfer Agreement), (D) licenses and permits including those set forth in the Exhibit B entitled “List of Required Approvals” of the Singapore Business Transfer Agreement), and (E) customer files and such other documents containing customer information;
(viii)    certified (extract) copies of the resolutions passed by the board of directors of the Seller and the general meeting of shareholders of FilterCo approving the transfer of the Filter Business of the Seller to FilterCo and

authorizing the execution and delivery of the Kaisha Bunkatsu Documents and all other documents and agreements ancillary or pursuant thereto;
(ix)    photocopies of secondment orders issued by the Seller to the Seconded Employees; and
(x)    in relation to the transfer of the Transferred Assets and the assumption of the Assumed Contracts under the Kaisha Bunkatsu Documents, by allowing FilterCo to take possession of the following deliverables to the reasonable satisfaction of the Buyer: (A) inventories (including raw materials, materials, work in process, finished goods and supplies, and spare parts), (B) books and records, including all files, documents, data, instruments and papers, (C) tangible assets, and (D) customer files and such other documents containing customer information.
(d)    Other Closing Deliverables by Buyer. Upon the Closing, the Buyer shall deliver to the Seller:
(i)    a request form in the name of Buyer duly executed by Buyer in order to register Buyer as a holder of the Purchased Stock on FilterCo’s shareholder register (kabunushi meibo);
(ii)    a certified (extract) copy of the Buyer Parent’s board of director resolutions approving the Buyer Transaction Documents and the transactions contemplated thereby, certified by the Buyer’s secretary;
(iii)    a certified (extract) copy of the Buyer’s board of director resolutions approving the Buyer Transaction Documents and the transactions contemplated thereby, certified by the Buyer’s secretary; and
(iv)    a duly executed counterparty to the Option Agreement.
Section 2.6    Purchase Price Adjustment.
(a)    For purposes of this Agreement, (i) the term “Balance Sheet Net Assets” means Balance Sheet Total Assets less Balance Sheet Liabilities, each as of the close of business on the day immediately preceding the Closing Date; (ii) the term “Balance Sheet Net Assets Deficit” shall mean the amount, if any, by which Final Balance Sheet Net Assets is less than the Target Balance Sheet Net Assets; and (iii) the term “Balance Sheet Net Assets Surplus” shall mean the amount, if any, by which the Final Balance Sheet Net Assets is greater than the Target Balance Sheet Net Assets.
(b)    The Balance Sheet Net Assets, the Proposed Statement of Balance Sheet Net Assets and Final Statement of Balance Sheet Net Assets shall be based upon the books and records of FilterCo and FilterSub and prepared in accordance with JGAAP or SGAAP, as applicable, in Japanese Yen, consistent with and using the same principles, policies, practices, procedures, methods, estimates and calculations, with consistent classifications, judgments and valuation and estimation methods, as those used in preparing the Financial Statements and as set forth on Schedule 2.6(b) hereto.

(c)    Within ninety (90) calendar days after the Closing Date, the Buyer and the Buyer’s accountants shall prepare and deliver to the Seller a proposed statement of the Balance Sheet Net Assets of FilterCo and FilterSub (the “Proposed Statement of Balance Sheet Net Assets”). The Proposed Statement of Balance Sheet Net Assets shall include all of the balance sheet line items included in the computation of Balance Sheet Net Assets and shall include a computation of Balance Sheet Net Assets. In connection with the preparation of the Proposed Statement of Balance Sheet Net Assets, to the extent the Buyer does not have all relevant information in its possession, the Buyer and its Representatives will be permitted to have reasonable access during normal business hours to review the books, records and other relevant information of the Seller, PIDSG, FilterCo and Filter Sub relating to any item that constitutes the Balance Sheet Total Assets or Balance Sheet Liabilities and the Seller’s independent accountants (to the extent permitted by the independent accountants), and the Seller shall make reasonably available the individuals in the employ of the Seller and its Representatives, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Financial Statements in order to assist the Buyer in the preparation of the Proposed Statement of Balance Sheet Net Assets.
(d)    During the ninety (90) calendar days immediately following the Seller’s receipt of the Proposed Statement of Balance Sheet Net Assets (the “Proposed Statement Review Period”), the Seller and its Representatives will be permitted to review the work papers of the Buyer and the Buyer Parent and the work papers of the independent accountants (to the extent permitted by the independent accountants), if any, retained by the Buyer or the Buyer Parent relating to the Proposed Statement of Balance Sheet Net Assets, and to make reasonable inquiries of the Buyer, the Buyer Parent and their respective Representatives regarding questions concerning the Proposed Statement of Balance Sheet Net Assets. In connection with the review of such work papers, the Seller and its Representatives will be permitted to have reasonable access during normal business hours to review the books, records and other relevant information of FilterCo and FilterSub relating to any item that constitutes the Balance Sheet Net Assets. The Buyer and the Buyer Parent shall make reasonably available the individuals in the employ of the Buyer or the Buyer Parent and their respective Representatives, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Financial Statements in order to assist the Seller in its review of the Proposed Statement of Balance Sheet Net Assets.
(e)    The Seller shall notify the Buyer in writing (the “Notice of Balance Sheet Net Assets Disagreement”) prior to the expiration of the Proposed Statement Review Period if the Seller disagrees with any one or more of the line items of the Proposed Statement of Balance Sheet Net Assets. The Notice of Balance Sheet Net Assets Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Seller’s determination of the amount of the Balance Sheet Net Assets of FilterCo as of the close of business on the day immediately preceding the Closing Date. If no Notice of Balance Sheet Net Assets Disagreement is given to the Buyer prior to the expiration of the Proposed Statement Review Period, then the Proposed Statement of Balance Sheet Net Assets shall be deemed to have been accepted by the Seller and shall become final, binding and conclusive upon the Parties.
(f)    If a Notice of Balance Sheet Net Assets Disagreement is given to the Buyer prior to the expiration of the Proposed Statement Review Period, then the Seller and the

Buyer shall attempt, in good faith, to resolve any differences that they may have with respect to the matters specified in the Notice of Balance Sheet Net Assets Disagreement.
(g)    If the Seller and the Buyer have been unable to resolve all of the differences they may have with respect to the matters specified in the Notice of Balance Sheet Net Assets Disagreement within thirty (30) calendar days following receipt of such Notice of Balance Sheet Net Assets Disagreement, the Parties shall submit all matters that remain in dispute with respect to the Notice of Balance Sheet Net Assets Disagreement (along with a copy of the Proposed Statement of Balance Sheet Net Assets marked to indicate those line items that are not in dispute) to Ernst & Young (the “Accounting Arbitrator”). Each Party agrees to execute a reasonable engagement letter if requested by the Accounting Arbitrator. During the review by the Accounting Arbitrator, the Buyer and the Seller will each make available to the Accounting Arbitrator such information, books and records and work papers, as may be reasonably required by the Accounting Arbitrator to fulfill its obligations under this Section 2.6. The Buyer, on the one hand, and the Seller, on the other hand, will each be obligated to pay fifty percent (50%) of the fees and expenses, if any, of the Accounting Arbitrator.
(h)    Within thirty (30) days after the submission of matters in dispute to the Accounting Arbitrator, or as soon as practicable thereafter, the Accounting Arbitrator shall make a final determination, binding on the Parties to this Agreement, of the appropriate amount of each of the line items in the Proposed Statement of Balance Sheet Net Assets as to which the Seller and the Buyer disagree as set out in the Notice of Balance Sheet Net Assets Disagreement. Such determination shall be in accordance with the standards set forth in this Section 2.6(h) and shall be final, binding and conclusive with respect to any issue relating to the Buyer’s compliance with the standards set forth in this Section 2.6(h) in preparing the Proposed Statement of Balance Sheet Net Assets. With respect to each disputed line item, such determination, if not in accordance with the position of either the Seller or the Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Seller in the Notice of Balance Sheet Net Assets Disagreement or by the Buyer in the Proposed Statement of Balance Sheet Net Assets with respect to such disputed line item.
(i)    The Statement of Balance Sheet Net Assets of FilterCo and FilterSub and the determination of the Balance Sheet Net Assets of FilterCo and FilterSub, as determined either through agreement of the Parties or through the action of the Accounting Arbitrator pursuant to this Section 2.6(i), shall be final, binding and conclusive on the Parties, and shall be referred to as the “Final Statement of Balance Sheet Net Assets” and the “Final Balance Sheet Net Assets,” respectively.
(j)    Within five (5) Business Days after the Final Statement of Balance Sheet Net Assets has been determined, (i) if the Final Balance Sheet Net Assets exceeds the Target Balance Sheet Net Assets, the Buyer will pay an amount equal to the Dollar Equivalent as of the Closing of the Balance Sheet Net Assets Surplus to the Seller; or (ii) if the Final Balance Sheet Net Assets is less than the Target Balance Sheet Net Assets, the Seller will pay to the Buyer an amount equal to the Dollar Equivalent as of the Closing of the Balance Sheet Net Assets Deficit, in each case in cash by wire transfer of immediately available funds to an account designated by the Seller or the Buyer, as applicable.

Section 2.7    Withholding Taxes.
(a)    Notwithstanding any other provision in this Agreement (other than Section 2.7(b)), the Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any Taxes required to be deducted and withheld with respect to the making of such payments under any Applicable Law and treaties. To the extent that amounts are so withheld pursuant to this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
(b)    Each of the Buyer and the Seller acknowledges and agrees that any payments made by the Buyer to the Seller hereunder are not subject to withholding Tax. To the extent that the Buyer becomes aware of any applicable withholding Taxes, the Buyer (i) shall provide prompt written notice to the Seller of the amount of such Tax and (ii) shall consult with the Seller in good faith as to the nature of the Tax and the basis upon which such withholding is required. Each of the Buyer and the Seller agrees to use its best efforts, in accordance with Applicable Law and treaties, to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement.
Section 2.8    New Equipment Payment.
(a)    If at any time within 18 months of the Closing, FilterCo or FilterSub runs one or more lots on the New Equipment, Buyer shall pay to the Seller, pursuant to Section 2.8(c) below, an additional amount equal to the Dollar Equivalent of JPY 260 million as an additional adjustment to the Purchase Price (the “New Equipment Payment”).
(b)    No later than ten (10) Business Days after running one lot on the New Equipment, Buyer shall cause FilterCo to notify the Seller in writing of the use of the New Equipment. In the event that FilterCo or FilterSub does not run one or more lots on the New Equipment by the end of the 18th month following the Closing, Buyer shall cause FilterCo to notify the Seller in writing of such non-use.
(c)    In the event that FilterCo or FilterSub runs one or more lots on the New Equipment within 18 months of the Closing, Buyer shall make the New Equipment Payment by wire transfer of immediately available funds to a bank account designated by the Seller at the first to occur of (i) the payment of any exercise price under the Put Right or Call Right, as applicable, or (ii) the expiration of the Put Right and the Call Right.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO THE SELLER AND PIDSG
Except as set forth in the disclosure schedules delivered by the Seller concurrent with the execution and delivery of this Agreement (the “Disclosure Schedules”), each of the Seller and PIDSG represents and warrants to each of the Buyer and the Buyer Parent as of the Agreement Date and the Closing Date (except for such representations and warranties as are made only as of a specific date) as set forth below.

Section 3.1    Organization. Each of the Seller and PIDSG is a company duly organized and validly existing under the Laws of Japan and Singapore, respectively, with all requisite corporate power and authority necessary to carry on its business as it is presently conducted and to own, lease or operate its properties and assets. Neither the Seller nor PIDSG is in violation of any of the provisions of its articles of incorporation (teikan) or bylaws (or other equivalent organizational documents). As of the Agreement Date and immediately prior to the Contribution, each of the Seller and PIDSG is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the Transferred Assets, the Assumed Contracts or the nature of the Filter Business makes such qualification or licensing necessary, but only if required under Applicable Law.
Section 3.2    Authorization; Enforceability.
(a)    Each of the Seller and PIDSG has all requisite power and authority to enter into this Agreement and the other Seller Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the Transactions. All necessary corporate action has been taken by the Seller and PIDSG to authorize the execution, delivery and performance of this Agreement and each other Seller Transaction Document to which it is a party. Each of the Seller and PIDSG has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document to which it is a party.
(b)    This Agreement is, and each other Seller Transaction Document, when duly executed and delivered at or prior to the Closing by the Seller and PIDSG, as applicable, will be, the legal, valid and binding obligation of such Party, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights and remedies generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.
Section 3.3    Ownership of the Stock. The Seller is currently, and shall on Closing be, the sole owner, legally, beneficially and of record, of the Stock, free and clear of any Encumbrances. All of the Stock has been duly authorized, validly issued and fully paid, and is not subject to and was not issued in violation of any preemptive rights. The Stock was not issued in violation of any Laws, including applicable securities laws. There is no stockholder agreement, voting trust or other agreement or understanding to which the Seller is a party or by which the Seller is bound relating to the voting, purchase, transfer or registration of the Stock or preemptive rights with respect thereto. At the Closing, the Buyer will acquire legal title to the Purchased Stock, free and clear of any Encumbrances, together with all rights and benefits attaching thereto as at the Closing Date.
Section 3.4    No Violation. Provided the Required Consents are obtained prior to the Closing Date, neither the execution and delivery of this Agreement and the other Seller Transaction Documents nor the consummation of the Transactions (with or without the passage of time or the giving of notice, or both) by the Seller and/or PIDSG, as applicable, will (a) contravene, violate, breach or be in conflict with any provisions of its articles of incorporation (teikan) or bylaws or other equivalent organizational documents or (b) with or without the giving of notice or passage of time, or both, violate, or be in conflict with or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract to which the Seller or PIDSG, as applicable, is a party or by which the Seller, PIDSG or any of their respective assets may be bound or (c) violate or conflict with any Laws to which the Seller or PIDSG is subject.
Section 3.5    Litigation; Compliance with Law. Except for any possible Action related to Required Governmental Consents and compliance with any applicable Antitrust Law, there is no material Action pending or, to the Knowledge of the Seller, threatened against the Seller or PIDSG or affecting any of their respective properties or assets that would reasonably be expected to have an adverse effect on or materially delay or prevent the Seller’s or PIDSG’s performance under this Agreement and the other Seller Transaction Documents or the consummation of the Transactions.
Section 3.6    Consents and Approvals. Except for the Required Governmental Consents and except for compliance with the HSR Act and other applicable Antitrust Laws, no consent, approval or authorization of, or declaration or filing with, any Governmental Entity is required to be made or obtained by the Seller or PIDSG in connection with the execution, delivery and performance by the Seller and PIDSG of this Agreement and the Seller Transaction Documents or the consummation by the Seller and PIDSG of the Transactions.
Section 3.7    No Claims. (a) There are no defaults by FilterCo or FilterSub under any Contract between the Seller or any of its Affiliates (other than FilterCo and FilterSub), on the one hand, and FilterCo or FilterSub, on the other hand (collectively, the “Affiliate Contracts”), (b) no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default by FilterCo or FilterSub under any of the Affiliate Contracts or would cause the acceleration of any obligation of FilterCo or FilterSub under any of the Affiliate Contracts, the loss of any rights of FilterCo or FilterSub under any of the Affiliate Contracts, or the creation of any Encumbrance (other than a Permitted Encumbrance) upon any asset of FilterCo or FilterSub pursuant to any of the Affiliate Contracts and (c) neither the Seller nor any of its Affiliates (other than FilterCo and FilterSub) has any claim, cause of action or the like against FilterCo or FilterSub under any of the Affiliate Contracts.
Section 3.8    Brokers’, Finders’ Fees, etc. No Person is entitled to rights to brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made or alleged to have been made by or on behalf of the Seller or any of its Affiliates, officers, employees or directors for which FilterCo or FilterSub is liable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING
TO THE FILTER BUSINESS, FILTERCO AND FILTERSUB
Except as set forth in the Disclosure Schedules, the Seller represents and warrants to each of the Buyer and the Buyer Parent as of the Agreement Date and the Closing Date (except for such representations and warranties as are made only as of a specific date) as set forth below.
Section 4.1    Organization.

(a)    FilterCo is a company duly incorporated and validly existing under the Laws of Japan, with all requisite corporate power and authority to carry on its business as it is presently conducted and to own, lease or operate its properties and assets. FilterCo is duly qualified to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. FilterCo has delivered to the Buyer and the Buyer Parent a complete and correct copy of its articles of incorporation (teikan), as amended to date, and such instrument is in full force and effect. FilterCo is not in violation of any of the provisions of its articles of incorporation (teikan).
(b)    FilterSub is a company duly incorporated and validly existing under the Laws of the Republic of Singapore, with all requisite corporate power and authority to carry on its business as it is presently conducted and to own, lease or operate its properties and assets. FilterSub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. FilterSub has delivered to the Buyer and the Buyer Parent complete and correct copies of its certificate of incorporation and memorandum and articles of association (or other equivalent organizational documents), as amended to date, and each such instrument is in full force and effect.
Section 4.2    Authority; Enforceability.
(a)    Each of FilterCo and FilterSub has all requisite power and authority to enter into this Agreement and the other FilterCo and FilterSub Transaction Documents, and to perform its obligations hereunder and thereunder and to carry out the Transactions. All necessary corporate action has been taken by FilterCo to authorize the execution, delivery and performance of this Agreement and each other FilterCo and FilterSub Transaction Document. FilterCo and FilterSub have duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other FilterCo and FilterSub Transaction Document.
(b)    This Agreement is, and each other FilterCo and FilterSub Transaction Document, when duly executed and delivered at or prior to the Closing by FilterCo and/or FilterSub, will be, the legal, valid and binding obligation of FilterCo and/or FilterSub, as applicable, enforceable against FilterCo and/or FilterSub in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights and remedies generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.
Section 4.3    No Violation. Provided the Required Consents are obtained prior to the Closing Date, neither the execution and delivery of this Agreement and the other FilterCo and FilterSub Transaction Documents nor the consummation of the Transactions (with or without the passage of time or the giving of notice, or both) will (a) contravene, violate, breach or be in conflict with any provisions of the articles of incorporation or other equivalent organizational documents of FilterCo or FilterSub or (b) with or without the giving of notice or passage of time, or both, violate, or be in conflict with, or create an Encumbrance (other than a Permitted Encumbrance) under, constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under or result in any loss of rights under any of the terms, conditions or provisions of any Material Contract to which FilterCo or FilterSub is a party or by which

FilterCo or FilterSub or any of their respective assets may be bound or (c) violate or conflict with any Laws to which FilterCo or FilterSub is subject or (d) give rise to a declaration or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of the assets of FilterCo or FilterSub or (e) cause any grants, subsidies or allowances which have been applied for or received by any of FilterCo or FilterSub from any Government Entity to be liable to be repaid or recovered.
Section 4.4    Consents and Approvals.
(k)    Except for the consents set forth on Section 4.4(a) of the Disclosure Schedules (other than with respect to antitrust matters, the “Required Governmental Consents”), and except for compliance with the HSR Act and other applicable Antitrust Laws, no material consent, approval or authorization of, or declaration or filing with, any Governmental Entity is required to be made or obtained by FilterCo or FilterSub in connection with the execution, delivery and performance by FilterCo and FilterSub of this Agreement and the other FilterCo and FilterSub Transaction Documents or the consummation by FilterCo of the Transactions.
(l)    Except for the consents set forth on Section 4.4(b) of the Disclosure Schedules (the “Third-Party Consents”), no consent, approval or authorization of, or notice to any counterparty to any Material Contract must be made or obtained by FilterCo or FilterSub in connection with the execution, delivery and performance by the Seller, PIDSG, FilterCo or FilterSub of this Agreement and the other FilterCo and FilterSub Transaction Documents or the consummation by the Seller, PIDSG, FilterCo or FilterSub of the Transactions.
Section 4.5    Capitalization.
(c)    The issued and paid-up share capital (shihon-kin) of FilterCo is JPY 10,000,000, which, as of the Agreement Date, is comprised of 200 issued and paid-up ordinary shares and which, as of the Closing Date, will be comprised of 402,200 issued and paid-up ordinary shares.
(d)    The issued and paid-up share capital of FilterSub is US$100,000, which, as of the Agreement Date, is comprised of 100,000 issued and paid-up ordinary shares.
(e)    All issued shares of the capital stock of FilterCo and FilterSub have been duly authorized, validly issued, fully paid and are not subject to and were not issued in violation of any preemptive rights. There is no outstanding, and there has not been reserved for issuance any: (i) share or other voting securities of FilterCo or FilterSub; (ii) security of FilterCo or FilterSub convertible into or exchangeable for shares in the capital or voting securities of FilterCo; (iii) option or other right to acquire from FilterCo or FilterSub, or obligation of FilterCo or FilterSub to issue, any shares, voting securities or security convertible into or exchangeable for shares or voting securities of FilterCo or FilterSub, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of FilterCo or FilterSub or other similar right. There is no outstanding obligation of FilterCo or FilterSub to repurchase, redeem or otherwise acquire any of the items in clauses (i) through (iv) above. Except for the Transaction Documents, there is no stockholder agreement, voting trust or other agreement or understanding to which FilterCo or FilterSub is a party or by which FilterCo or FilterSub are bound relating to the voting, purchase, transfer or registration of any shares of FilterCo or FilterSub or preemptive rights with respect thereto.
Section 4.6    Subsidiaries. Other than FilterSub, FilterCo owns no capital stock or other equity securities of any other Person or otherwise has an interest (whether ownership or other) in any other Person. FilterSub owns no capital stock or other equity securities of any other Person or otherwise has an interest (whether ownership or other) in any other Person.
Section 4.7    Financial Statements.
(a)    The Seller has previously delivered to the Buyer accurate and complete copies of the pro forma unaudited consolidated balance sheet of the Filter Business as of June 30, 2013, September 30, 2013, December 31, 2013, and March 31, 2014, the pro forma unaudited consolidated statement of operations of the Filter Business for the year ended March 31, 2014, and the pro forma unaudited consolidated statement of cash flows of the Filter Business for the period between July 1, 2013 and September 30, 2013, the period between October 1, 2013 and December 31, 2013, and the period between January 1, 2014 and March 31, 2014, copies of which are attached to Section 4.7(a) of the Disclosure Schedules (collectively, the financial statements described in this Section 4.7(a) are referred to herein as the “Financial Statements”). The Financial Statements (i) were prepared in accordance with the Seller’s books and records and fairly present in all material respects the net assets and the direct revenues and direct operating expenses of the Filter Business for the period covered thereby and (ii) the portions in the Financial Statements that correspond to the Filter Business purported to be transferred to each of FilterCo and FilterSub via the Contribution were extracted from the Seller’s books and records that were prepared in accordance with JGAAP (with respect to the portion purported to be transferred to FilterCo) or SGAAP (with respect to the portion purported to be transferred to FilterSub), as applicable, in all material respects throughout the periods indicated (except as may be indicated in the notes thereto), provided that the Financial Statements are subject to (A) normal year-end adjustments and lack notes and other presentation items that may be required by JGAAP or SGAAP, as applicable, and (B) certain reasonable assumptions which are explained in Section 4.7(a) of the Disclosure Schedules.
(b)    Seller and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances with respect to the Filter Business that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with JGAAP or SGAAP, as applicable, and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
Section 4.8    Absence of Certain Changes. Since March 31, 2014, (a) there has not been any event, condition, circumstance, development, change or effect, that, in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; (b) neither the Seller nor PIDSG has suffered any loss, damage, destruction or other casualty affecting any of the Transferred Assets, the Assumed Contracts or the Filter Business, whether or not covered by insurance; and (c) neither the Seller nor PIDSG has taken any action that, if taken after the Agreement Date, would constitute a breach of any of the covenants set forth in Section 6.1 and Section 6.2, except for those incurred in the ordinary course of business consistent with past practice, which, in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect.
Section 4.9    Title; Sufficiency; Condition of Assets.
(a)    The Seller and PIDSG, as of the Agreement Date, have and, as of immediately prior to the Contribution, will have legal title to, or in the case of leased properties and assets, valid leasehold interests in, are the exclusive legal and beneficial owners of, and, subject to obtaining the consents set forth on Section 4.9(a) of the Disclosure Schedules, have the unrestricted power and right to sell, assign and deliver the Transferred Assets and the Assumed Contracts pursuant to the Contribution. The Transferred Assets and the Assumed Contracts are free and clear of all Encumbrances of any kind or nature, except (i) Encumbrances disclosed in Section 4.9(a)(i) of the Disclosure Schedules, which will be removed and released at or prior to the closing of the Contribution, and (ii) Permitted Encumbrances. Upon the closing of the Contribution, subject to obtaining the consents set forth on Section 4.9(a) of the Disclosure Schedules, FilterCo or FilterSub will acquire legal title to or a valid leasehold interest in (as the case may be) the Transferred Assets and the Assumed Contracts and no restrictions will exist on FilterCo’s or FilterSub’s right to resell, license or sublicense any of the Transferred Assets, the Assumed Contracts or the Assumed Liabilities or engage in the Filter Business as currently conducted.
(b)    Subject to obtaining the Required Consents, (i) the Transferred Assets together with the Licensed Patents, the Licensed Non-Patent IP, the Assumed Contracts, the Material Contracts, the Continuing Employees, the Key Employees and the Transition Services will constitute, as of the Closing Date, all of the properties, rights, Contracts, interests, employees and independent contractors and other tangible and intangible assets necessary to enable FilterCo and FilterSub to (A) own and use the Transferred Assets in the manner in which the Transferred Assets have been owned and used prior to the Agreement Date and are currently being owned and used and (B) conduct the Filter Business in the manner in which the Filter Business has been conducted prior to the Agreement Date and is currently being conducted, and (ii) no licenses or Consents from, or payments to, any other Person are or will be necessary for FilterCo or FilterSub to use any of the Transferred Assets, Licensed Patents or Licensed Non-Patent IP in substantially the manner in which the Seller and PIDSG have used such Transferred Assets, Licensed Patents and Licensed Non-Patent IP prior to the Closing or to otherwise operate the Filter Business in the manner in which the Filter Business has been conducted prior to the Agreement Date and is currently being conducted, except for such licenses and Consents that if not obtained, or payments that if not made, would not reasonably be expected to be material to the conduct of the Filter Business.
(c)    Except for compliance with the terms of the Assumed Contracts and compliance with Applicable Law, no restrictions will exist on FilterCo’s or FilterSub’s right to sell, resell or license any of the Transferred Assets or the Assumed Contracts or engage in the Filter Business, nor will any such restrictions be imposed on FilterCo or FilterSub as a consequence of the Transactions.
(d)    All tangible assets and properties which are part of the Transferred Assets are (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for continued use in the manner in which they are presently being used; (iii) adequate to meet all present and reasonably anticipated requirements of the Filter

Business; and (iv) free of defects (latent and patent), except as would not reasonably be expected to be material to the conduct of the Filter Business.
Section 4.10    Undisclosed Liabilities. Except for any liabilities incurred in connection with a breach of the contracts listed on Section 4.10 of the Disclosure Schedule that is caused by the Contribution, neither the Seller nor PIDSG has any Liabilities required by JGAAP or SGAAP, as applicable, or necessary to provide a complete and accurate understanding of the Filter Business, to be included in the Financial Statements other than (a) Liabilities reflected or otherwise reserved against in the Financial Statements or disclosed in the notes thereto, (b) Liabilities in connection with this Agreement, the Seller Transaction Documents, the FilterCo and FilterSub Transaction Documents, or the Transactions, (c) Liabilities arising subsequent to March 31, 2014 in the ordinary course of business consistent with past practice or (d) Liabilities that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FilterCo and FilterSub, taken as a whole.
Section 4.11    Real Property.
(a)    Owned Real Property. Neither FilterCo nor FilterSub has an ownership interest in any real property.
(b)    Leased Real Property.
(i)    Section 4.11(b)(i) of the Disclosure Schedules sets forth a complete and correct list of all leased real property of the Seller and PIDSG, as of the Agreement Date and immediately prior to the Contribution, necessary for or primarily related to the Filter Business and all the leases, subleases, ground leases, licenses, use agreements and other agreements for the use and occupancy of real property necessary for or primarily related to the Filter Business to which the Seller or PIDSG is a party (each, a “Lease” and collectively, the “Leases,” such expression to include the HDB Lease and the HDB Variation of Lease). The Seller has caused to be delivered to the Buyer (or made available for inspection by the Buyer) true, correct and complete copies of all Leases including all variations, supplemental and modifications thereto. Each of the Leases is legal, valid, binding, enforceable and in full force and effect. The Leased Real Property comprises all of the real property used in the Filter Business as currently conducted.
(ii)    No Defaults. No party to any Lease is in default of its obligations thereunder, no event has occurred which permits the termination of any Lease, and there is no actual, pending, or, to the Knowledge of the Seller, threatened action, dispute, claim, or demand by any party to any Lease under or in connection with any Lease or any of the Leased Real Property.
(iii)    Granting of Rights. The Seller and PIDSG have not entered into any agreement to grant any leases, subleases, tenancies, licenses, easements, or other rights affecting the Leased Real Property to third parties.
(iv)    Security. All security deposits, letters of credit and other security made in connection with the Leases are set forth in Section 4.11(b)(iv) of the Disclosure Schedules. With respect to Leases for which the Seller or PIDSG is the lessor, licensor, or grantor, the Seller or PIDSG (as applicable) is able to transfer its rights in and to such security deposits, letters of credit and other security made in connection with such Leases to FilterCo or FilterSub (as applicable) at the closing of the Contribution, free and clear of any Encumbrances.
(v)    Tenant Improvements. Neither the Seller nor PIDSG is obligated to construct any tenant improvements or other alterations pursuant to the terms of any Lease.
(vi)    Title. The Seller and PIDSG, as of the Agreement Date and immediately prior to the Contribution, have legal and valid title or leasehold title, as applicable, to (and, as applicable, the legal and beneficial ownership of) all Leased Real Property, in each case, free and clear of all Encumbrances. FilterCo and FilterSub will have, following the Contribution, legal and valid title or leasehold title, as applicable, to (and, as applicable, the legal and beneficial ownership of) all Leased Real Property, in each case, free and clear of all Encumbrances.
(vii)    Condition. All of the Improvements, fixtures, systems and other items of property owned by the Seller or PIDSG, as of the Agreement Date and immediately prior to the Contribution, or, following the Contribution, by FilterCo or FilterSub and located on the Leased Real Property are adequately maintained and suitable in all material respects for the purpose of conducting the Filter Business as now being conducted. Neither the Seller nor PIDSG has received written notice that the Leased Real Property or the use, occupation, or operation thereof by the Seller or PIDSG as presently or previously conducted is, and, to the Knowledge of the Seller, the use, occupation, and operation thereof by the Seller or PIDSG as presently or previously conducted is not, in violation of any Lease, any applicable building code, zoning ordinance, Contract or other Applicable Law. With respect to each Lease, neither the Seller nor PIDSG has any obligation to restore the applicable premises to the condition required under such Lease prior to the expiration or earlier termination of the applicable term. All utilities necessary for the operation of the Filter Business as currently conducted at the Leased Real Property are installed and operational and sufficient.
(viii)    Condemnation. There are no pending, or to the Knowledge of the Seller, threatened, acquisition or condemnation proceedings for the taking of all or any portion of any Leased Real Property.
(ix)    Government Notices. The Seller and PIDSG, as of the Agreement Date and immediately prior to the Contribution, or, following the Contribution, FilterCo and FilterSub have not received any notice from any Governmental Entity which is still outstanding, requiring the Seller or any of its Subsidiaries to perform building works or rectification works or cease such works in respect of the Leased Real Property.
(x)    Insurance. Each of the Leased Real Property is insured as set forth on Section 4.11(b)(x) of the Disclosure Schedules, and the Seller and PIDSG, as of the Agreement Date and immediately prior to the Contribution, or, following the Contribution, FilterCo or FilterSub are adequately insured against accidents, damage, and other risks normally taken out by companies owning and/or operating properties used for similar purposes as the Leased Real Property. In respect of all such insurance: (i) all premiums have been duly paid to date; (ii) all the policies are in force and are not voidable on account of any act, omission, or non-disclosure on the part of the Seller or any of its Subsidiaries; and (iii) no claim is outstanding, unpaid, or in dispute and, to the Knowledge of the Seller, no circumstances exist which are likely to give rise to any claim.
(xi)    Property Tax. All property Taxes in relation to the Leased Real Property have been paid.
Section 4.12    Intellectual Property.
(a)    Generally.
(xii)    Section 4.12(a)(i) of the Disclosure Schedules sets forth a complete and correct list of all Patents included in the Transferred Assets (“Transferred Patents”), in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number, (D) the filing date and issuance/registration/grant date, and (E) the prosecution status.
(xiii)    To the Knowledge of the Seller, each of the Transferred Patents has been prosecuted in compliance with the rules and process of the United States Patent and Trademark Office (or the equivalent rules and processes of any other applicable patent authority anywhere in the world) and all applications for the Transferred Patents are true and correct in all material respects, including with respect to inventorship. For each Transferred Patent, no acts or omissions of the Seller or any of its Subsidiaries, or any party acting on its or their behalf or at its or their direction, have invalidated or hindered, or shall, to the Knowledge of the Seller, invalidate or hinder, enforcement of such Patent under the laws of any jurisdiction (including under 35 U.S.C. § 102(b)), including as a result of (A) disclosure of the invention or circulation of a printed publication that describes the claimed invention, (B) public use of the claimed invention, or (C) sale or offer for sale of the claimed invention prior to the application for such Patent. The Transferred Assets include all material records and files in the possession or control of the Seller or any of its Subsidiaries, counsel or agents of which the Seller is aware relating to the Transferred Patents and their acquisition, prosecution, registration, continuation, reissuance, enforcement, defense and maintenance.
(xiv)    Except for those not being paid in the ordinary course of business consistent with the Seller’s or its Subsidiaries’ past practice, the Seller or PIDSG have paid all fees for obtaining, maintaining, prosecution, registration, continuation, issuance and/or reissuance of the Transferred Patents due and payable prior to the Closing Date. Except as set forth in Section 4.12(a)(iii) of the Disclosure Schedules, there are no actions that must be taken by the Seller, FilterCo or FilterSub within 120 days after the Agreement Date, including the payment of any filing, registration, maintenance or renewal fees or the filing of any responses with any Governmental Entity (including the United States Patent and Trademark Office or any other applicable patent authority elsewhere in the world), including office actions, documents, applications or certificates, for the purposes of prosecuting, maintaining, perfecting, preserving or renewing any Transferred Patents.
(xv)    Each current or former employee, officer, director, consultant and contractor of the Seller or PIDSG who is involved in, or has been involved in, the Filter Business is subject to the obligations to maintain in confidence all confidential or proprietary information (as defined in such agreements) acquired by them in the course of their employment or service and assign to the Seller or PIDSG all Intellectual Property Rights created, developed, written, invented, conceived or discovered by such employees, officers, consultants or contractors, as applicable, in the scope of such employment or service and in which they agree not to use or disclose any Trade Secrets of the Seller or PIDSG except as explicitly authorized by the Seller or PIDSG.
(xvi)    To the Knowledge of the Seller, there has been no disclosure by the Seller or any of its Subsidiaries or any of its or their employees, officers, directors, consultants, or contractors of any Trade Secrets included in the Transferred Assets that would compromise the confidentiality of such Trade Secrets or their status or protectability under Applicable Law.
(xvii)    In each case in which the Seller or PIDSG has acquired ownership (or claimed or purported to acquire ownership) of any Transferred IP from any Person, including any employee, officer, director, consultant or contractor of the Seller or PIDSG, the Seller or PIDSG has obtained a valid and enforceable assignment sufficient to transfer ownership of and all rights, title and interest with respect to such Transferred IP to the Seller or PIDSG irrevocably.
(xviii)    Seller has provided Buyer with photocopies of all such assignment agreements in its possession for parties previously holding any rights, title or interest in or to the Transferred Patents prior to the Closing.
(xix)    All assignments of the Transferred Patent to the Seller or PIDSG that are or may be required to be filed or recorded in order to cause such assignment to be valid or effective against bona fide purchasers without notice of such assignment, including all assignments for the Transferred Patents, have been duly executed and filed or recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and any applicable Governmental Entity elsewhere.
(xx)    Neither FilterCo nor FilterSub owes any compensation or remuneration to a current or former employee, officer, director, consultant or contractor in relation to any Transferred IP, including with respect to any Copyright that is based on a work of any current or former employee, officer, director, consultant or contractor of the Seller or PIDSG. No Person has any claim to or against the Transferred IP due to any failure to pay any compensation or remuneration with respect to any of the Transferred IP. There is no Copyright or other Intellectual Property Rights included in the Transferred IP that is owned, exclusively licensed, or otherwise held by a current or former employee, officer, director, consultant or contractor of the Seller or any of its Subsidiaries.
(xxi)    The Transferred Patents are subsisting and, except for pending applications, valid, have not been abandoned or invalidated and, to the Knowledge of the Seller, except for pending applications, are enforceable. None of the Transferred IP was developed by, on behalf of, jointly with, or with the funding of a third party.
(xxii)    To the Knowledge of the Seller, there are no facts, circumstances, or information that would or reasonably could be expected to render any of the Transferred IP invalid or unenforceable.
(xxiii)    To the Knowledge of the Seller, there are no facts, circumstances or information that would or reasonably could be expected to materially and adversely affect, limit, restrict, impair, or impede the ability of the Buyer to use, practice and otherwise exploit the Transferred IP upon the Closing in the same manner as currently used, practiced and otherwise exploited by the Seller and PIDSG.
(xxiv)    Neither the Seller nor any of its Subsidiaries has received any notice or claim challenging the Seller’s or PIDSG’s sole and exclusive ownership of any Transferred IP or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto or that any such Transferred IP is invalid, unenforceable or has been misused, and no Transferred IP has been challenged or, to the Knowledge of the Seller, threatened in any way.
(xxv)    None of the Transferred IP has been or is involved in any past or present action, suit, investigation or proceeding (including any reexamination, reissue, opposition or interference proceeding), or, to the Knowledge of the Seller, is threatened with any such action, suit, investigation or proceeding, other than prosecution proceedings in the ordinary course of business consistent with past practice.
(b)    [Reserved]
(c)    Copyrights. Neither the Seller nor any of its Subsidiaries has taken any action or failed to take any action (including a failure to disclose required information to the U.S. Copyright Office, or any corresponding office, department, organization, agency or other Governmental Entity elsewhere), or used or enforced (or failed to use or enforce) any Copyrights in a manner that would result in (or reasonably be expected to result in) the invalidity or unenforceability of any Copyright included in the Transferred IP, or that would result in (or reasonably be expected to result in) such Copyright passing into the public domain.
(d)    Trade Secrets.
(i)    The Seller and PIDSG have taken necessary and appropriate steps in accordance with generally accepted industry standards and Applicable Law, in any event no less than reasonable steps, to protect their rights in, and to safeguard and maintain the secrecy and confidentiality of, the information and materials that, based on the Seller’s or PIDSG’s reasonable judgment, derive significant independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use included in the Transferred IP.
(ii)    Neither the Seller nor PIDSG has authorized the disclosure of any Trade Secret included in the Transferred IP, nor, to the Knowledge of the Seller, has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto.
(iii)    To the Knowledge of the Seller, there has been no misappropriation or unauthorized disclosure of any Trade Secret included in the Transferred IP (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Seller or PIDSG or the Transferred IP.
(iv)    The Seller and PIDSG are in all material respects in compliance with the terms of any agreements or understandings relating to Trade Secrets owned by third parties to which the Seller or PIDSG is a party or that otherwise bind the Seller or PIDSG.
(e)    Intellectual Property Agreements.
(i)    Section 4.12(e)(i) of the Disclosure Schedules sets forth a complete and correct list of all Inbound License Agreements indicating for each the title, effective date, and parties thereto, other than licenses to the Seller or PIDSG of off-the-shelf Software that is commercially available on reasonable terms to any Person for a license fee, royalty or other consideration of no more than Five Thousand Dollars (US$5,000) per copy or user.
(ii)    Section 4.12(e)(ii) of the Disclosure Schedules sets forth a complete and correct list of all Outbound License Agreements, indicating for each the title, effective date, and parties thereto, other than for non-exclusive licenses for Filter Business Products granted to customers of the Seller or any of its Subsidiaries in the ordinary course of business consistent with past practice. Except as noted on Section 4.12(e)(ii) of the Disclosure Schedules, all Outbound License Agreements are non-exclusive, non-sublicenseable, non-assignable and terminable by the grantor or licensor upon any change in control of the licensee or grantee. Other than the Outbound License Agreements, the Transferred IP is not subject to any acquisition rights or options, licenses, covenants not to use or other similar restrictions on its enforcement, licensing or enjoyment.
(iii)    All Inbound License Agreements and all Outbound License Agreements (together, the “Seller License Agreements”), except for the business process agreements set forth in Section 4.12(e)(iii) of the Disclosure Schedules (the “Business Process Agreements”), are in full force and effect, and enforceable in accordance with their terms. Subject to termination of the Business Process Agreements by the counterparty for breach of the non-assignment provisions in such agreements in connection with the Contribution, all Business Process Agreements are in full force and effect, and enforceable in accordance with their terms as of the Agreement Date and immediately after the Contribution. There is no outstanding or, to the Knowledge of the Seller, threatened dispute or disagreement with respect to any Seller License Agreement. Complete and correct copies of all Seller License Agreements have been made available to the Buyer as of the Closing Date in accordance with the Clean Room Policies. Neither the Seller nor PIDSG nor, to the Knowledge of the Seller, any other party to any Seller License Agreement is in breach or default of such Seller License Agreement except for the breach of the non-assignment provisions set forth in the Business Process Agreements in connection with the Contribution.
(iv)    There is no Contract, judicial decree, arbitral award or other judgment or requirement made against the Seller or any of its Subsidiaries that obligates the Seller or any of its Subsidiaries to grant licenses in the future with respect to any Transferred IP.
(v)    Neither the execution, delivery and performance of this Agreement and the Transaction Documents, nor the consummation of the Transactions will (A) violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under any Seller License Agreement (or give rise to any right with respect to any of the foregoing), or (B) impair the right of the Buyer to use, possess, sell, license or dispose of any Transferred IP.
(vi)    Following the Closing Date, FilterCo and FilterSub will have and be permitted to exercise all rights under such Seller License Agreements to the same extent that the Seller or PIDSG would have had, and been able to exercise, had this Agreement and the Transaction Documents not been entered into and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Seller or PIDSG would otherwise have been required to pay.
(vii)    Neither the execution, delivery and performance of this Agreement, the Transaction Documents and such other agreements, documents and instruments to be executed and delivered after the Agreement Date, nor the consummation of the Transactions, nor any Contract to which the Seller or PIDSG is a party or otherwise bound, will cause or require (or purports to cause or require) the Buyer or any of its Affiliates to (A) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of the Buyer’s or its Affiliates’ Intellectual Property, or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person.
(viii)    Rights in the Transferred IP. FilterCo and FilterSub solely and exclusively own all right, title and interest in and to (including the sole right to enforce), or hold the right to complete the transfer under the Contribution of, all Transferred Patents and all other Transferred IP, free and clear of all Encumbrances, other than Permitted Encumbrances, and neither the Seller nor any of its Subsidiaries has exclusively licensed any such items to any Person. All

Transferred IP and Seller License Agreements are freely transferable and assignable without restriction and without payment of any kind to any third party. There are no royalties, honoraria, fees or other payments payable by the Seller or any of its Subsidiaries to any third party by reason of the ownership, use, possession, license, sale or disposition of any Transferred IP.
(ix)    Transferability of Business Process Agreements. The Business Process Agreements are transferrable from the Seller to FilterCo by operation of law via kaisha bunkatsu (houkatsu-shokei) without obtaining consent of the counterparty. For the avoidance of doubt, the representation and warranty under this Section 4.12(e)(ix) is deemed breached only if it is expressly confirmed by the final and conclusive judgment by the court that one or more of the Business Process Agreements is not transferred by operation of law via kaisha bunkatsu (houkatsu-shokei).
(f)    Filter Business Products. Section 4.12(f) of the Disclosure Schedules sets forth a complete and accurate list of each Filter Business Product as of the Closing Date. Section 4.12(f) of the Disclosure Schedules sets forth a complete and accurate list and/or description of material Software, Mask Works, Trademarks and Domain Names that are used in providing, incorporated into, integrated or bundled with, linked with, used in the development or compilation of, or otherwise embodied in or used in or with such Filter Business Products, indicating for each item whether such Intellectual Property is none of the Transferred IP or Licensed Non-Patent IP. For each item within such Intellectual Property other than Transferred IP, Section 4.12(f) of the Disclosure Schedules sets forth under what Contract such Intellectual Property was developed and/or acquired and/or a license or other rights with respect thereto were obtained.
(g)    No Infringement by the Seller. The Filter Business, including the design, development, use, provision, import, branding, advertising, promotion, marketing, manufacture, distribution and sale of any Filter Business Products, (i) has not during the past six (6) years infringed, misappropriated, diluted, used or disclosed without authorization or otherwise violated, and does not as currently conducted infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate (and, when conducted by the Buyer immediately following the Closing in the same manner, will not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate) any Intellectual Property Rights of any third party, (ii) has not during the past six (6) years constituted, and does not as currently conducted constitute (and, when conducted by the Buyer following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction, and (iii) prior to the Closing, has not infringed and will not infringe at any time within the first five (5) years following the Closing the Intellectual Property set forth on Section 4.12(g) of the Disclosure Schedule. No Action has been initiated or is pending, and no notice of any Action has been received by the Seller or any of its Subsidiaries with respect to the Filter Business, within the past six (6) years, alleging that the Seller or any of its Subsidiaries, or any Filter Business Product or the Transferred IP has infringed, misappropriated, diluted, used or disclosed without authorization, or otherwise violated the Intellectual Property Rights of any third party through unfair competition or trade practices under the Laws of any relevant jurisdiction. Without limiting the foregoing, but except as disclosed in Section 4.12(g) of the Disclosure Schedule, neither the Seller nor any of its Subsidiaries has, within the past six (6) years, received any correspondence asking or inviting the Seller or any of its Subsidiaries to enter into a Patent or other Intellectual Property Right license or similar agreement in connection with the Filter Business, to pay for or obtain a release for Patent or other Intellectual Property Right infringement, or otherwise to enter into other arrangements with respect to the Patents or other Intellectual Property Rights of any other Person relating to the Filter Business.
(h)    No Orders. None of the Transferred IP is subject to any outstanding Order restricting the use, practice, sale, transfer, licensing or exploitation thereof.
(i)    No Infringement by Third Parties. During the past six (6) years, neither the Seller nor any of its Subsidiaries has instituted or asserted any Action against any third party with respect to infringement, misappropriation, dilution, use or disclosure without authorization, or other violation of any Transferred IP, nor has the Seller or any of its Subsidiaries issued any written communication inviting any third party to take a license, authorization, covenant not to sue or the like with respect to any Transferred IP (other than in connection with licenses granted by the Seller or PIDSG in the ordinary course of business consistent with past practice and not related to any infringement or other violation by the licensee or potential licensee).
(j)    Software. The Software that is included in the Transferred IP (the “Seller Software”) was (i) developed solely by employees of the Seller and its Subsidiaries acting within the scope of their employment who assigned any Intellectual Property Rights that they may have in or to such Seller Software to the Seller or the Subsidiaries pursuant to valid and enforceable written agreements, or (ii) developed by independent contractors who assigned any Intellectual Property Rights that they may have in or to such Software to the Seller or the applicable Subsidiary pursuant to valid and enforceable written agreements. No Seller Software contains any programming code, documentation or other Intellectual Property that is owned (or, to the Knowledge of the Seller, claimed to be owned) by any third party. Section 4.12(j) of the Disclosure Schedules lists all of material Seller Software. Neither the Seller nor PIDSG has provided any source code to Seller Software to any third party, and neither the Seller nor any of its Subsidiaries has deposited or is obligated to deposit into escrow any source code or other materials relating to Seller Software or other Transferred IP for the benefit of any third party.
(k)    Mask Works. The Mask Works that are included in the Transferred IP (“Seller Mask Works”) were (i) developed solely by employees of the Seller and its Subsidiaries acting within the scope of their employment who assigned any Intellectual Property Rights that they may have in or to such Seller Mask Works to the Seller or the applicable Subsidiary pursuant to valid and enforceable written agreements, or (ii) developed by independent contractors who assigned any Intellectual Property Rights that they may have in or to such Mask Works to the Seller or the applicable Subsidiary pursuant to valid and enforceable written agreements. No Seller Mask Works contain any design, documentation or other Intellectual Property that is owned (or, to the Knowledge of the Seller, claimed to be owned) by any third party. Section 4.12(k) of the Disclosure Schedules lists all of Seller Mask Works that are included in the Transferred IP. Section 4.12(k) of the Disclosure Schedules lists each Mask Work used in the production of Filter Business Products, indicating for each Mask Work whether such Mask Work is none of the Transferred IP, Licensed Patents, or Licensed Non-Patent IP. Neither the Seller nor any of its Subsidiaries has taken any action or failed to take any action, or used or enforced (or failed to use or enforce) any rights in the Mask Works included in the

Transferred IP in a manner that would result in the invalidity or unenforceability of any rights in such Mask Works.
(l)    Open Source and Related Matters. Section 4.12(l) of the Disclosure Schedules contains a complete and accurate list of all Open Source Software that is incorporated into, integrated or bundled with, linked with or otherwise used in any Filter Business Product, and a description. None of (i) the license terms (and versions) under which such Open Source Software is licensed, and (ii) the manner in which each such Filter Business Product incorporates, is integrated or bundled with or links to such Open Source Software, in which such Open Source Software has been used in the development or compilation of any such Filter Business Product, and in which any such Filter Business Product otherwise uses such Open Source Software. To the Knowledge of the Seller, none of Seller Software is used with Open Source Software in a manner that would require as a condition of use, modification, hosting, and/or distribution of such the Seller Software that such Seller Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be redistributed, hosted or otherwise made available at no or minimal charge, or (D) be licensed, sold or otherwise made available on terms that (1) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of such Seller Software or (2) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Seller Software. The Seller and PIDSG have taken sufficient steps, including by implementing and enforcing appropriate policies in accordance with industry standards, to identify Open Source Software used in the Filter Business by the Seller or PIDSG.
(m)    Government/University Contracts. All Transferred IP, including the Seller Software, was developed at private expense by Seller or its Subsidiaries, and no Government Entity or university funded the development of any Transferred IP or has obtained, by contract or otherwise, any rights in any Transferred IP, including the Seller Software.
(n)    Standards Bodies. The Seller has (i) listed on Section 4.12(n) of the Disclosure Schedules (A) any standards body, patent pools, or similar formal organization (“Standards Body”) that the Seller or any of its Subsidiaries has participated in, been affiliated with, or has been a member of, in relation to the Transferred Patents; (B) any commitments to, offers made to, or agreements with (“Commitments”) such Standards Bodies applicable to any Transferred Patent, and the terms of such Commitments, as applicable; and (C) the Transferred Patents applicable to such Commitments; and (ii) has provided the Buyer with complete copies of all relevant documentation with respect to such Commitments, and all such copies and documentation are complete in all material respects, and no information relevant to this transaction has been deleted, omitted or redacted from such copies and documentation, as applicable. The Seller is in compliance with the requirements of all Standards Bodies relating to the Transferred Patents that the Seller or its Subsidiaries has participated in, been affiliated with, or has been a member of, and has not made any (i) Commitments to any Standards Bodies, to any entities, or to the public, to license or grant any rights with respect to any of the Transferred Patents, or (ii) misrepresentations to any Standards Bodies.
Section 4.13    Material Contracts.
(a)    Section 4.13(a) of the Disclosure Schedules sets forth a list of all material Contracts with respect to the Filter Business (excluding the Benefit Plans set forth on Section

4.16(a) of the Disclosure Schedules) (A) to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries, or any of the Transferred Assets, is otherwise bound and (B) that are necessary for or primarily related to the Filter Business as currently conducted consistent with past practice or the ownership or operation of the Transferred Assets, Licensed Patents or Licensed Non-Patent IP (each, a “Material Contract,” and collectively, the “Material Contracts”), including:
(i)    any Contract relating to any Encumbrance (other than Permitted Encumbrances) on any of the Transferred Assets, Licensed Patents or Licensed Non-Patent IP;
(ii)    any Assumed Contract that purports to limit, curtail or restrict the ability of the Seller or any of its Subsidiaries to compete in any geographic area or line of business, make sales to any Person in any manner, use or enforce any Seller Intellectual Property or hire or solicit any Person in any manner, or that grants the other party or any third Person “most favored nation” or similar status, any type of special discount rights, or any right of first refusal, first notice or first negotiation;
(iii)    any Assumed Contract that is not governed by Japanese Law and contains a provision requiring the consent of any Person to the assignment of such Contract or notice to any Person in connection with the assignment of such Contract;
(iv)    any Assumed Contract obligating the Seller or any of its Subsidiaries to indemnify or hold harmless any Person;
(v)    any license agreement and any other Contract relating in whole or in part to, or that includes, (A) any sale, assignment, hypothecation, transfer, license, option, immunity, or other grant of rights under or with respect to, or covenant not to bring claims for infringement, misappropriation, or other violation of, any Transferred IP, or (B) any use limitation with respect to any Transferred IP;
(vi)    any Assumed Contract with any Affiliate of the Seller;
(vii)    any employment, consulting or professional services Contract with any Filter Business Employee providing for compensation (including severance or other termination payments) in excess of US$100,000 on an annual basis;
(viii)    any Contract relating to licensing, reselling, sales, marketing, merchandising or distribution relating to the Filter Business;
(ix)    any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Filter Business;
(x)    any Contract set forth or required to be set forth in Section 4.12(e)(i) or Section 4.12(e)(ii) of the Disclosure Schedules;
(xi)    any Assumed Contract with any labor union related to the Filter Business Employees;
(xii)    any Contract relating to settlement of any administrative or judicial proceedings relating to the Filter Business;

(xiii)    any Government Contract;
(xiv)    any customer Contracts included in the Assumed Contracts related to the Filter Business in excess of US$100,000 on an annual basis;
(xv)    any Contract relating to capital expenditures for the Filter Business in excess of US$100,000 or the acquisition or disposition of (A) any business (whether by stock or asset purchase, merger or otherwise) or (B) any other asset not in the ordinary course of business consistent with past practice;
(xvi)    each other Assumed Contract and Lease; and
(xvii)    any other Contract, whether or not made in the ordinary course of business consistent with past practice, that (A) involves a future or potential Liability or receivable, as the case may be, in excess of US$100,000 on an annual basis, and (B) has a term greater than one (1) year and cannot be cancelled by FilterCo or FilterSub, as applicable, without penalty or further payment and without more than thirty (30) days’ notice.
(b)    The Seller has made available, in accordance with the Clean Room Policies, complete and correct copies of the Material Contracts to the Buyer Parent, including all modifications, amendments and supplements thereto. Each of the Material Contracts constitutes the valid and legally binding obligation of the Seller or PIDSG, as applicable, as of the Agreement Date and immediately prior to the Contribution, and each of the Assumed Contracts will after the Contribution constitute a valid and legally binding obligation of FilterCo or FilterSub, as applicable, and, to the Knowledge of the Seller, each other party thereto, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity), and is in full force and effect. There is no breach or default in any material respect under any Material Contract either by the Seller or any of its Subsidiaries or, to the Knowledge of the Seller, by any other party thereto, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or default thereunder by the Seller or any of its Subsidiaries or, to the Knowledge of the Seller, any other party, and neither the Seller nor any of its Subsidiaries has received any claim of any such breach or default.
Section 4.14    Litigation; Compliance with Law; Permits.
(a)    Within the past three (3) years prior to the Agreement Date, neither the Seller nor any of its Subsidiaries has received any written notice of, and there is not pending and, to the Knowledge of the Seller, is not threatened, any Action against the Seller or any of its Subsidiaries related to the Filter Business, the Seller’s or its Subsidiaries’ interest in or use of any of the Transferred Assets or the Leased Real Property, or any employee of Seller or any of its Subsidiaries in regard to their actions as such with respect to the Filter Business, and, to the Knowledge of the Seller, there is no reasonable basis for any such Action. Except for any potential HSR review, no Action, whether settled or unsettled, has occurred, is pending or, to the Knowledge of the Seller, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. Neither Seller nor any of its Subsidiaries has received any written notice of, and to the Knowledge of the Seller, there does not exist, any outstanding Order of, or pending or threatened investigation by, any Governmental Entity against Seller or its Subsidiaries relating to the Filter Business, Seller’s or any of its Subsidiaries’ interest in or use of any of the Transferred Assets or the Leased Real Property, or any of the directors or officers of Seller or any of its Subsidiaries in regard to their actions as such with respect to the Filter Business. There is no Action related to the Filter Business, the Transferred Assets or the Leased Real Property initiated by the Seller or any of its Subsidiaries pending, or which the Seller or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
(b)    With respect to the conduct or operation of the Filter Business and the ownership or use of the Transferred Assets and the Leased Real Property, (i) the Seller and PIDSG are, and have been, in compliance with Applicable Law in all material respects, (ii) neither the Seller nor PIDSG has received any written notice, Order, complaint or other communication that the Seller or PIDSG has any material Liability under any Applicable Law which has not been fully discharged or extinguished, or that the Seller or PIDSG is not, or has not been, in compliance with any Applicable Law in any material respect and, to the Knowledge of the Seller, there is no reasonable basis therefor, and (iii) neither the Seller nor PIDSG has received any written notice of, and, to the Knowledge of the Seller, there has not occurred, is not pending and is not threatened, any investigation or review by any Governmental Entity with respect to the Seller regarding a violation of any Applicable Law by the Seller or PIDSG, which has subjected, or is reasonably likely to subject, the Seller or PIDSG to any material Liability and, to the Knowledge of the Seller, there is no reasonable basis therefor.
(c)    The Seller and PIDSG, as of the Agreement Date and immediately prior to the Contribution, are and, following the Contribution, FilterCo and FilterSub will be in possession of, and in compliance with all material Permits, and all pending material applications or renewals thereof, exclusively used in the Filter Business or necessary for the Seller or PIDSG, as of the Agreement Date and immediately prior to the Contribution, and, following the Contribution, FilterCo and FilterSub, to lawfully own, lease and operate the Transferred Assets and the Leased Real Property and to lawfully carry on the Filter Business as currently conducted consistent with past practice (the “Filter Business Permits”), a complete and correct list of which is set forth, as of the Agreement Date, in Section 4.14(c) of the Disclosure Schedules. Each Filter Business Permit is valid and in full force and effect. Neither the Seller nor PIDSG has received any written notice of, and to the Knowledge of the Seller, there has not occurred, is not pending and is not threatened, any suspension, cancellation, modification, revocation or nonrenewal of any Filter Business Permit which has subjected, or is reasonably likely to subject, the Seller or PIDSG, as of the Agreement Date and immediately prior to the Contribution, or, following the Contribution, FilterCo or FilterSub, to any material Liability and, to the Knowledge of the Seller, there is no reasonable basis therefor.
Section 4.15    Taxes.
(a)    All records pertaining to Taxes and Transfer Taxes as required to be maintained under Applicable Law have been maintained by FilterCo and FilterSub.
(b)    All material Tax Returns or related documentation required to be filed on or before the Closing Date by or on behalf of FilterCo and FilterSub have been or will be filed. To the extent any such Tax Returns were required to be filed prior to the Closing, such Tax Returns are true, correct and complete in all material respects. All material Taxes (whether or not shown on a Tax Return) required to be paid prior to the Closing Date by FilterCo and FilterSub have been or will be paid by the due date thereof, other than Taxes (i) for which adequate reserves have been established and are set forth on the Financial Statements and that are being contested in good faith by appropriate procedures, or (ii) Taxes which are not yet assessed.
(c)    No written claim for the assessment or collection of material Taxes is presently being asserted against either of FilterCo or FilterSub for any open taxable period and there are no material audits or investigations by any taxing authority, or judicial or administrative proceedings with respect to Taxes of or relating to FilterCo or FilterSub currently in progress or threatened orally or in writing. Since the formation of FilterCo and FilterSub, no material claim has been received (in writing) from a jurisdiction in which Tax Returns have not been filed by FilterCo or FilterSub to the effect that such entity is or may be subject to taxation by such jurisdiction, that has not been previously resolved. Neither FilterCo nor FilterSub has consented to extend the time in which any Tax may be assessed or collected by any Taxing authority.
(d)    Neither FilterCo nor FilterSub has engaged in any Tax-avoidance transaction or other Tax shelter, or engaged in any Contract or transaction that is not on an arm’s-length basis.
(e)    Neither FilterCo nor FilterSub is or has been a member of any affiliated group or any combined, consolidated, unitary or other group for any Tax purpose, other than a group the parent of which is FilterCo.
(f)    Neither FilterCo nor FilterSub is subject to any extension of, or has filed any waiver with respect to, any statute of limitations applicable to the assessment or collection of any material Tax, which statute (taking into account any waiver or extension) has not yet expired.
(g)    FilterCo and FilterSub have withheld and paid all material Taxes and Transfer Taxes required to have been withheld and/or paid.
(h)    There are no Tax liens on any assets of any of FilterCo or FilterSub other than statutory liens for Taxes not yet due and payable.
(i)    Neither FilterCo nor FilterSub will have any material Liability following the Closing under any Tax sharing, Tax allocation or Tax indemnification agreement entered into prior to the Closing. Neither FilterCo nor FilterSub has any material Liability for the Taxes of any other person (other than FilterCo or FilterSub), as a transferee, affiliate, or successor, by Contract or otherwise.
(j)    There is no “closing agreement” with a Tax authority executed by FilterCo or FilterSub prior to the Closing which will require FilterCo or FilterSub to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.
(k)    FilterCo has provided to the Buyer all agreements for Tax holidays or incentives of FilterCo and FilterSub as in effect as of the date hereof. FilterCo and FilterSub are, and up until immediately before the Closing will be, in compliance with all requirements for any applicable Tax holidays or incentives.

Section 4.16    Employee Benefit Plans.
(a)    Section 4.16(a) of the Disclosure Schedules sets forth a true and complete list of each material employee benefit plan and each and every material written, unwritten, formal or informal plan, agreement, program, policy, scheme or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, death or disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock or share options, stock or share appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, Benefit Arrangement, or other benefits, entered into, maintained or contributed to by the Seller or its Subsidiaries to which any Filter Business Employee participates or is eligible to participate or with respect to which FilterCo or FilterSub has or may in the future have any Liability. Each plan, agreement, program, policy or arrangement required to be set forth on Section 4.16(a) of the Disclosure Schedules pursuant to the foregoing is referred to herein as a “Benefit Plan.”
(b)    The Seller has delivered or made available, subject to the Clean Room Policies, the following documents to the Buyer with respect to each Benefit Plan: (i) true, correct and complete copies of all current and written documents embodying such Benefit Plan, including all amendments thereto, and all related trust documents, or a written description of any Benefit Plan that is not set forth in a written document, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) the two most recent annual actuarial valuations, if any, and (iv) the two most recent annual reports, if any.
(c)    The Seller, PIDSG, FilterCo and FilterSub maintain, and have funded to the extent required by Applicable Law, each Benefit Plan and any other labor-related plans that FilterCo or FilterSub is required by Law or by Contract to maintain with respect to the Filter Business Employees.
(d)    Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations (foreign and domestic), which are applicable to such Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the Agreement Date to the Benefit Plans have been timely made or accrued in all material respects. The Seller, PIDSG, FilterCo and FilterSub are in compliance in all material respects with all Laws and Contracts relating to their provision of any form of Social Insurance, and have paid, or made provision for the payment of, all Social Insurance contributions required under Applicable Law and any Contracts, including all deductions and payments to be made by PIDSG in respect of Central Provident Fund contributions (including employer contributions) in relation to the remuneration of its Filter Business Employees (if applicable) to the relevant competent authorities in accordance with the Central Provident Fund Act (Chapter 36 of Singapore).
(e)    To the Knowledge of the Seller, no Benefit Plan is subject to the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, the Laws of the United States of America, or the Laws of any State of the United States of America.

(f)    No Benefit Plan provides, or reflects or represents any obligation to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with FilterCo and FilterSub.
(g)    The execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution or increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (iii) trigger any obligation to fund any Benefit Plan.
(h)    No Action (excluding claims for benefits incurred in the ordinary course of business consistent with past practice) has been brought or is pending or, to the Knowledge of the Seller, threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Seller, threatened by any Governmental Entity with respect to any Benefit Plan.
Section 4.17    Employment Matters.
(a)    Except as disclosed in Section 4.17(a) of the Disclosure Schedules, which sets forth a true and complete list of all workforce agreements reached under any Applicable Law and all collective bargaining, works council agreements, or procedural or other agreements or arrangements with any trade union, group or organization representing employees that relate to any employees of the Seller (with respect to the Filter Business), FilterCo or FilterSub, neither the Seller or PIDSG (with respect to the Filter Business Employees) nor FilterCo or FilterSub is a party to any workforce agreements, collective bargaining, works council agreements, or procedural or other agreements or arrangements with any trade union, group or organization representing employees that relate to any employees of the Seller (with respect to the Filter Business), FilterCo or FilterSub, and there are no trade or labor unions or other organizations representing any Filter Business Employees. In the three (3) years prior to the Closing Date, there has not been, there is not presently pending or existing, and, to the Knowledge of the Seller, there is not threatened, (i) any strike, lockout, slowdown, picketing, work interference activity, industrial action (official or unofficial) or work stoppage with respect to the Filter Business Employees, (ii) any material unfair labor practice charge or material grievance or arbitration proceeding against the Seller (with respect to the Filter Business Employees), FilterCo or FilterSub, or (iii) any notice of any industrial or trade dispute or any dispute or negotiation with any trade or labor union or association or trade unions or organization or body of employees except for those conducted in the ordinary course of business consistent with past practice that are not material to the Filter Business.
(b)    Section 4.17(b) of the Disclosure Schedules lists all Filter Business Employees as of the Agreement Date, without identifying the names of such employees, and for each such employee: (i) job position; (ii) job location; (iii) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations and classification as an employee or not as defined in and under the purview of the Employment Act (Chapter 91) of Singapore; (iv) whether such employee’s base compensation in 2013 exceeded US$100,000;

(v) hourly rate of compensation or base salary (as applicable); (vi) target incentive compensation for 2013 (including commission and/or bonus, as applicable); (vii) the commencement date of employment and, if applicable, the term of employment and the length of notice necessary to terminate the employment; (viii) the employee’s nationality; and (ix) the entity by which such employee is employed. None of the Filter Business Employees is located in or subject to the Laws of the United States of America or any State of the United States of America.
(c)    Section 4.17(c) of the Disclosure Schedules lists all individuals who are providing services similar to those employed by the Filter Business for the purposes of the Filter Business as of the Agreement Date under an agreement which is not a contract of employment with the Seller or PIDSG (including where the individual acts as a consultant or is on secondment from another Person) and the particulars of the terms on which the individual provides services, namely, (i) the individual’s name (to be provided prior to the Closing), (ii) the remuneration of the individual (including any benefits and privileges provided or which the Seller or PIDSG is bound to provide), (iii) the length of notice necessary to terminate the agreement, and (iv) the term of the agreement.
(d)    As of the Agreement Date, to the Knowledge of the Seller, no executive of the Seller or PIDSG working in the Filter Business who is a Key Employee has indicated any plans to not accept employment with FilterCo or FilterSub after the Closing. As of the Agreement Date, to the Knowledge of the Seller, no executive that is a Filter Business Employee has indicated any plans to terminate employment with Seller before or after the Closing. The acquisition of the Purchased Stock by the Buyer or the compliance with the terms of this Agreement will not enable any Filter Business Employee to terminate his or her employment or receive any payment or other benefit.
(e)    Each of the Seller (with respect to the Filter Business Employees), FilterCo and FilterSub is presently in compliance, in all material respects, with Applicable Law and any collective agreement relating to employment, equal opportunity, nondiscrimination, immigration, wages, employee exemption status, hours, collective bargaining, occupational safety and health, and/or privacy rights of employees. Without prejudice to the generality of the foregoing, every employee of the Seller (with respect to the Filter Business), FilterCo and FilterSub who requires a work pass or other required permit to work in Singapore has a current work pass or such other required permit and all necessary permission to remain in Singapore and true and complete particulars of each such employee’s current remuneration, age, sex, date of commencement of continuous employment, nationality, pension scheme membership, and work pass or work permit status are set out in Section 4.17(e) of the Disclosure Schedules.
(f)    There are no amounts owing to any present or former Filter Business Employee except for accrued benefits and remuneration due to present Filter Business Employees as set out in the Financial Statements.
Section 4.18    Environmental Matters.
(a)    With respect to the Filter Business, the Transferred Assets and the Leased Real Property, each of the Seller and PIDSG is and has at all times been in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of the Seller, none of the properties associated with the Filter Business currently or formerly owned, leased or operated by the Seller or PIDSG (including soils and surface and ground waters) is contaminated with any Hazardous Material at the level exceeding the threshold or standard permitted under Applicable Law with respect to such Hazardous Material. With respect to the Filter Business, the Transferred Assets and the Leased Real Property, neither the Seller nor PIDSG has received any written notice, letter or request for information stating that it may be in violation of Environmental Laws, or liable under any Contract or pursuant to Environmental Laws, for any contamination by Hazardous Material at any site containing Hazardous Material, and there have been no allegations of current material non-compliance with Environmental Laws or Liability under Environmental Laws.
(b)    With respect to the Filter Business, the Transferred Assets and the Leased Real Property, the Seller and PIDSG possess and are in compliance in all material respects with all certificates, registrations, Permits, licenses and other authorizations required under any applicable Environmental Law (“Environmental Permits”). With respect to the Filter Business, the Transferred Assets and the Leased Real Property, none of the Seller, PIDSG or any of its or their officers has received, nor, to the Knowledge of the Seller, is there any basis for, any communication or complaint from a Governmental Entity or other Person alleging that the Seller or PIDSG has any Liability under any Environmental Law or that it is not in compliance in any material respect with any Environmental Law or Environmental Permit, or that there are any circumstances that may render the Filter Business, as currently operated, ineligible for, or unable to renew or extend, any Environmental Permit.
(c)    With respect to the Filter Business, the Transferred Assets and the Leased Real Property, in the past six (6) years prior to the Agreement Date, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that constitute a material violation by the Seller or PIDSG of, or are reasonably likely to prevent or interfere with FilterCo’s or FilterSub’s future compliance with, any Environmental Laws or Environmental Permits.
Section 4.19    Affiliate Transactions. No officer or director of the Seller, FilterCo or any of their Subsidiaries: (a) is a party to any current Material Contract with the Seller or any of its Subsidiaries primarily relating to the Filter Business or has any ownership interest in any Transferred Asset; (b) owns, directly or indirectly, any interest in or is an officer, director, employee or consultant of any Person that is a significant competitor of the Filter Business; or (c) has any loan outstanding to or Action against the Seller, FilterCo or any of their Subsidiaries. Section 4.19 of the Disclosure Schedules sets forth a description of all services currently, or following the Contribution, that will be, provided by the Seller or any of its Affiliates to FilterCo or FilterSub.
Section 4.20    Customers and Suppliers.
(a)    Section 4.20(a) of the Disclosure Schedules sets forth a complete and correct list of: (i) the ten (10) largest suppliers to the Seller and its Subsidiaries associated with the Filter Business during each of the past three (3) fiscal years of the Seller and during the three (3) months ended March 31, 2014 (in each case, based on dollar amount paid to such supplier during such year or quarter) (the “Top Suppliers”); (ii) the ten (10) largest customers of the Seller and its Subsidiaries associated with the Filter Business during each of the past three (3) fiscal years of the Seller and during the three (3) months ended March 31, 2014 (in each case, based on dollar amount of revenue recognized during such year or quarter) (the

“Top Customers”); and (iii) the ten (10) largest distributors of the Seller and its Subsidiaries associated with the Filter Business during each of the past three (3) fiscal years of the Seller and during the three (3) months ended March 31, 2014 (in each case, based on dollar amount of revenue recognized during such year or quarter) (the “Top Distributors”).
(b)    During the past six (6) years prior to the Agreement Date, neither the Seller nor PIDSG has received any notice, letter, complaint or other communication from any Top Supplier, Top Customer or Top Distributor to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Seller and/or PIDSG in a manner that is, or is reasonably likely to be, adverse to the Seller and/or PIDSG, or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Seller and/or PIDSG in any manner that is, or is reasonably likely to be, adverse to the Seller and/or PIDSG. Since March 31, 2014, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.
Section 4.21    Insurance. Section 4.21 of the Disclosure Schedules sets forth a list of each type of material insurance policy relating to the Filter Business, and such policies are sufficient for compliance in all material respects with the requirements of Applicable Law (except for applicable labor Laws) to operate the Filter Business, as of the Closing.
Section 4.22    Product Warranties and Returns; Product Liability.
(a)    Section 4.22(a) of the Disclosure Schedules sets forth complete and correct copies of all written warranties and guaranties, given by the Seller and its Subsidiaries currently in effect with respect to the Filter Business Products. To the Knowledge of the Seller, there have not been any deviations from or modification to such warranties and guaranties, and none of the sales personnel, employees, distributors and agents of the Seller or any of its Subsidiaries is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. With respect to the Filter Business, neither the Seller nor any of its Subsidiaries has received any material warranty claims, has any material warranty claims pending, or, to the Knowledge of the Seller, is threatened with any material warranty claims under any Contract, and, to the Knowledge of the Seller, there is no basis for any such claim.
(b)    Each of the Filter Business Products that has been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, to any Person conformed to the terms of the applicable warranty with respect to such Filter Business Product that was provided by the Seller. During the past three (3) years prior to the Agreement Date, neither the Seller nor any of its Subsidiaries has received any written notice of a claim against the Seller or any of its Subsidiaries alleging a design or manufacturing defect in any Filter Business Products, excluding any and all requests for product returns in the ordinary course of business consistent with the past experience of the Seller and its Subsidiaries which have not had and are not reasonably expected to result in, individually or in the aggregate, any material Liability to the Seller and its Subsidiaries taken as a whole. During the past three (3) years prior to the Agreement Date, none of the Filter Business Products that has been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, has been the subject of any recall or other similar action and, to the Knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) give rise to or serve as a basis for any such recall or other similar action relating to any such product.
Section 4.23    Compliance with Anti-Corruption Laws, Export Control and Import Laws.
(a)    To the Knowledge of the Seller, neither the Seller nor any of its Subsidiaries has, directly or indirectly, taken any action with respect to the Filter Business, the Transferred Assets, the Assumed Contracts and/or the Leased Real Property which would cause them to be in violation of any anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, and Orders of any Governmental Entity of any jurisdiction applicable to the Filter Business, the Transferred Assets, the Assumed Contracts and/or the Leased Real Property (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).
(b)    With respect to the Filter Business, the Transferred Assets, the Assumed Contracts and the Leased Real Property, none of the Seller, any of its Subsidiaries, or any Representatives of the Seller or any of its Subsidiaries, has, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Seller in obtaining or retaining business for or with, or directing the business to, any of the following Persons: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, -operated or -controlled entities) or of a public international organization; (ii) any Person acting in an official or quasi-official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection, collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.
(c)    With respect to the Filter Business, the Transferred Assets, the Assumed Contracts and the Leased Real Property, none of the Seller, PIDSG, or any Representatives of the Seller or PIDSG, has made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.
(d)    For purposes of this Section only, the term “Representatives” shall also mean, with respect to any Person, such Person’s resellers, distributors, consultants and intermediaries.

(e)    With respect to the Filter Business, the Transferred Assets, the Assumed Contracts and the Leased Real Property, the Seller and PIDSG have conducted their export transactions in accordance in all material respects with any Applicable Laws where the Seller or PIDSG is located and where it conducts business. Without limiting the foregoing, with respect to the Filter Business, the Transferred Assets and the Assumed Contracts: (i) the Seller and PIDSG have obtained all export licenses and other approvals required for its exports of products, Software and technologies from the U.S. and all other jurisdictions where such licenses or approvals are required by Applicable Law, including with respect to the release of technology and Software to foreign nationals in the U.S. and abroad, except for those licenses and approvals for which the failure to obtain would not be reasonably expected to be material to the Filter Business or the ownership or operation of the Transferred Assets or the Leased Real Property; (ii) the Seller and PIDSG are in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) there are no pending or, to the Knowledge of the Seller, threatened claims against the Seller or PIDSG with respect to such export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to the Seller’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future material Actions against the Seller or PIDSG; (v) the Seller and PIDSG have established internal controls and procedures intended to ensure compliance with all applicable export control Laws; and (vi) the Seller and PIDSG are in compliance in all material respects with (A) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (B) all comparable Laws outside the U.S., including the Customs Act (Chapter 70) of Singapore, the Goods and Services Tax Act (Chapter 117A) of Singapore, Regulations of Imports and Exports Act (Chapter 272A) of Singapore, Free Trade Zone Act (Chapter 114) of Singapore, Strategic Goods (Control) Act (Chapter 300) of Singapore, Chemical Weapons Prohibition Act (Chapter 37B) of Singapore, Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949) of Japan, Export and Import Transaction Act (Act No. 299 of 1952) of Japan and Customs Act (Act No. 61 of 1954) of Japan.
Section 4.24    Books and Records. As of the Closing Date, the books and records (including any statutory records, registers and books) of FilterCo and FilterSub are true, accurate and complete in all material respects and have been kept in all material respects in compliance with Applicable Law. At the Closing, all such books and records will be in the possession of FilterCo and FilterSub. All books, records, data, information, Databases, systems and control maintained, operated or used by the Seller or PIDSG in connection with the conduct or administration of the Filter Business (including all means of access) are under the exclusive ownership or direct control of the Seller.
Section 4.25    Data Protection. With respect to the Filter Business, the Transferred Assets, the Assumed Contracts and the Leased Real Property, the Seller and PIDSG have complied in all material respects with Applicable Law relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data. With respect to the Filter Business, and to the Knowledge of the Seller, the Transferred Assets, the Assumed Contracts and the Leased Real Property, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Data maintained by or on behalf of the Seller or

PIDSG; and no Person (including any Governmental Entity) has made any written claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information. The execution, delivery and performance of this Agreement, the Seller Transaction Documents, and the FilterCo and FilterSub Transaction Documents and the consummation of the Transactions (and the disclosure to and use by the Buyer of such information after the Closing Date will comply) with the Seller’s and PIDSG’s applicable privacy policies and with Applicable Law relating to privacy and data security.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING
TO THE BUYER AND THE BUYER PARENT
Each of the Buyer and the Buyer Parent represents and warrants to each of FilterCo and the Seller as of the Agreement Date and as of the Closing Date (except for such representations and warranties as are made only as of a specific date), as set forth below.
Section 5.1    Organization. The Buyer is a corporation duly organized and validly existing under the laws of Luxembourg and is an indirect wholly owned subsidiary of the Buyer Parent. The Buyer Parent is a corporation duly organized and validly existing under the Laws of the State of Delaware.
Section 5.2    Authorization; Enforceability.
(a)    Each of the Buyer and the Buyer Parent has all requisite power and authority to enter into this Agreement and the other Buyer Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the Transactions. All necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement and each other Buyer Transaction Document. Each of the Buyer and the Buyer Parent has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document to which the Buyer or the Buyer Parent is a party.
(b)    This Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by the Buyer or the Buyer Parent (as applicable) will be, the legal, valid and binding obligation of the Buyer and the Buyer Parent (as applicable), enforceable against the Buyer and the Buyer Parent (as applicable) in accordance with their respective terms, except as enforceability of such objections may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights or remedies generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.
Section 5.3    No Violation. Neither the execution and delivery of this Agreement and the other Buyer Transaction Documents nor the consummation of the Transactions (with or without the passage of time or the giving of notice, or both) will (a) contravene, violate, breach or be in conflict with any provisions of the Buyer’s or the Buyer Parent’s respective articles of incorporation or bylaws or other equivalent organizational documents; (b) violate or conflict with any Laws to which the Buyer or the Buyer Parent is subject; or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or require any consent of any Person pursuant to, any material Contract of the Buyer or the Buyer Parent, except, in the case of the foregoing clauses (a), (b) and (c), for any such contraventions, violations, breaches or conflicts that would not, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the Transactions.
Section 5.4    Consents and Approvals.
(a)    Except for compliance with the HSR Act and other applicable Antitrust Laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Buyer or the Buyer Parent, respectively, in connection with the execution, delivery and performance of this Agreement and the Buyer Transaction Documents or the consummation of the Transactions.
(b)    No consent, approval or authorization of, or notice to any counterparty to any material Contract of the Buyer or the Buyer Parent must be made or obtained by the Buyer or the Buyer Parent, respectively, in connection with the execution, delivery and performance of this Agreement and the Buyer Transaction Documents or the consummation of the Transactions.
Section 5.5    Accredited Investor. The Buyer is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act, as presently in effect. The Buyer acknowledges that the Purchased Stock has not been registered under the Securities Act or any state securities Laws and that the Purchased Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 5.6    Brokers’, Finders’ Fees, etc. No Person is entitled to rights to brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made or alleged to have been made by or on behalf of the Buyer, the Buyer Parent or any of their respective Affiliates, officers, employees or directors, and neither the Buyer nor the Buyer Parent has received a claim for such compensation nor has knowledge of any such claim.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Filter Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Seller, PIDSG, FilterCo and FilterSub shall:
(c)    conduct the Filter Business only in the ordinary course of business consistent with past practice of Seller and its Subsidiaries and in compliance with Applicable Law;
(d)    to the extent necessary for or primarily related to the Filter Business, except as required under this Agreement, preserve intact its present business organizations, lines of business, and its relationships with Filter Business Employees, customers, suppliers, distributors, contractors, licensors, licensees, lessors and other third parties having business dealings with Seller and its Subsidiaries and retain its employees, in each case, consistent with Seller’s and its Subsidiaries’ past practice;
(e)    to the extent necessary for or primarily related to the Filter Business, pay or perform its obligations when due in the ordinary course of business consistent with past practice, including its obligations under the Material Contracts;
(f)    sell and service the Filter Business Products, including maintaining distributor pricing and incentive programs at levels and on terms, in the ordinary course of business consistent with past practice and in accordance with the terms of the Contracts applicable to such sales and services;
(g)    maintain the Transferred Assets in good operating condition and repair, ordinary wear and tear excepted;
(h)    maintain daily wafer input volume of 700 wafers per Business Day;
(i)    prosecute and maintain all registrations and applications to register the Transferred Patents;
(j)    operate, maintain and repair the Leased Real Property in substantially the same condition as the same exist on the Agreement Date (ordinary wear and tear excepted) and in accordance with the terms of the applicable Lease and any Applicable Law;
(k)    perform in all respects their respective obligations under each Material Contract;
(l)    maintain insurance coverage for the Transferred Assets and the Leased Real Property in amounts adequate to cover the reasonably anticipated risks of the Filter Business, as applicable; and
(m)    with respect to the Filter Business Employees, pay any accrued bonuses and other employee compensation payable after the Agreement Date and before the Closing in the ordinary course of business consistent with past practice.
Section 6.2    Restrictions on Conduct of Filter Business. Without limiting the generality or effect of the provisions of Section 6.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Seller, PIDSG, FilterCo and FilterSub shall not directly or indirectly, do, propose to any third party to do (other than proposals to the Buyer for the purpose of seeking consent), cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed):
(a)    transfer, issue, sell, redeem or dispose of, or agree to do so, any shares in or other equity securities of FilterCo or FilterSub;

(b)    grant options, warrants, calls or other rights to purchase or otherwise acquire shares in or other equity securities of FilterCo or FilterSub or issue any security convertible into shares in or other equity securities of FilterCo or FilterSub;
(c)    amend or propose to amend the articles of incorporation (teikan) and other charter and organizational documents of FilterCo or FilterSub, or amend or otherwise change the Seller’s certificate of incorporation or bylaws or equivalent governing documents to the extent such amendment or change would prevent, materially delay or materially impede the consummation of the Transactions;
(d)    declare, set aside, issue, make or pay any dividend (whether in stock, personal or real property or other things of value) or the distribution or payment in respect of the capital stock or other equity securities of FilterCo or FilterSub or any direct or indirect redemption, purchase or other acquisition of any capital stock or other equity securities of FilterCo or FilterSub;
(e)    to the extent primarily related to the Filter Business, make any material change in any method of accounting or accounting practice or policy other than as required by JGAAP, SGAAP, or Applicable Law;
(f)    to the extent primarily related to the Filter Business, make or change any election with respect to Taxes;
(g)    sell or dispose of any asset or property listed as a Transferred Asset (excluding any Transferred IP that is covered by Section 6.2(s)) other than Filter Business Products and inventory sold in the ordinary course of business consistent with past practice or the Leased Real Property;
(h)    create or assume any mortgage, pledge or other Encumbrance on any Transferred Asset or the Leased Real Property except (i) for Permitted Encumbrances, (ii) as required by Applicable Law, or (iii) for Contracts, capital expenditures, borrowings or other commitments entered into in the ordinary course of business consistent with past practice;
(i)    except as may be required by Applicable Law, enter into, modify or terminate any labor or collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to any Filter Business Employee or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization relating to any Filter Business Employee;
(j)    enter into, materially amend, or terminate any Material Contract other than in the ordinary course of business consistent with past practice;
(k)    to the extent primarily related to the Filter Business, terminate or fail to renew any existing material insurance coverage;
(l)    terminate or fail to renew any Filter Business Permits;
(m)    to the extent primarily related to the Filter Business, enter into any commitment to make any loan, or other extension of credit to, or for the benefit of, any Affiliate of the Seller or its Subsidiaries;

(n)    modify the compensation or benefits of any employees that may become FilterCo or FilterSub employees as part of the Transactions or enter into or materially amend any Benefit Plan with respect to such employees other than (i) as reasonably necessary to implement the Transactions, or (ii) in the ordinary course of business consistent with past practice, (A) standard annual modifications to the compensation and benefits for all of the Seller’s employees or (B) as required by Applicable Law or under an existing Employee Benefit Plan;
(o)    hire any employee that may become a FilterCo or FilterSub employee as part of the Transactions other than any hiring of new employees (i) as contemplated by Schedule 6.13 or (ii) as a replacement for a current employee with compensation and benefits substantially the same as the employee being replaced provided that such replacement has similar experience, expertise, and tenure and the necessary experience, expertise, and tenure to perform the job functions of such position;
(p)    except in the ordinary course of business consistent with past practice, announce, implement or effect any reduction in labor force, lay-off, redundancy, early retirement program, severance program or other program or effort concerning the termination of employment of any Filter Business Employee;
(q)    make any change to the Transferred Employees or the Seconded Employees, except for mandatory retirement at age 60 or voluntary resignations made in the ordinary course of business consistent with past practice;
(r)    except in the ordinary course of business consistent with past practice, abandon or permit to lapse any rights to use any Filter Business Intellectual Property;
(s)    transfer, lease, sell, pledge or exclusively license any Transferred Patents;
(t)    take any action that would cause distributor Inventory levels in the aggregate to exceed the average Inventory levels at the end of the three quarters preceding the Agreement Date;
(u)    (i) commence, negotiate, settle, pay, discharge or satisfy any material Action relating to the Filter Business, the Assumed Contracts, the ownership or use of the Transferred Assets or the Leased Real Property, (ii) commence, negotiate, settle, pay, discharge or satisfy any material Action relating to the use of Licensed Patents or Licensed Non-Patent IP that will materially and negatively affect the operation of the Filter Business, or (iii) negotiate, settle, pay, discharge or satisfy any material Assumed Liability;
(v)    except in the ordinary course of business consistent with past practice, change or announce any change to the Filter Business Products, except any change necessary in the Seller’s good faith judgment to address any defect in, or noncompliance of, any Filter Business Product, provided that the Seller will consult in good faith with the Buyer with respect to any such change;
(w)    except in the ordinary course of business consistent with past practice, take any action not announced prior to the Agreement Date with respect to the suppliers, customers or distributors of the Filter Business relating to the quantity or terms of purchases or sales from or to such Persons as relates to the Filter Business, including providing promotions, discounts or price increases outside of the ordinary course of business consistent with past practice;
(x)    announce an intention, enter into any formal or informal Contract or otherwise make a commitment, to take any of the actions described in clauses (a) through (w) in this Section, or any action which that would reasonably be expected to make any of the Seller’s representations or warranties contained in this Agreement untrue or incorrect (such that any of the conditions set forth in Article VII would not be satisfied) or prevent the Seller from performing or cause the Seller not to perform one or more covenants required hereunder to be performed by the Seller (such that any of the conditions set forth in Article VII would not be satisfied).
Section 6.3    Reasonable Access. During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Seller shall, in accordance with the Clean Room Policies, provide the Buyer, the Buyer Parent and their respective Representatives reasonable access during business hours to all information and personnel relating to the Filter Business, the Transferred Assets, the Assumed Contracts, the Leased Real Property, Licensed Patents, Licensed Non-Patent IP and the Assumed Liabilities as the Buyer Parent may reasonably request.
Section 6.4    Notification. From the Agreement Date until the Closing Date, FilterCo and the Seller shall as promptly as may be reasonably practicable disclose to the Buyer Parent in writing if and only if, after the Agreement Date, the Seller, PIDSG, FilterCo or FilterSub becomes aware of (a) any fact, event or condition that has caused or could be reasonably be expected to cause any of the representations and warranties contained in Article III or IV to fail to be true or correct in any material respect, (b) the occurrence of any fact, event or condition that has had or could reasonably be expected to have a Material Adverse Effect, (c) any fact, event or condition that has resulted in or could reasonably be expected to result in a breach by the Seller, PIDSG, FilterCo, or FilterSub of any of their respective covenants and obligations under this Agreement, (d) the occurrence of any fact, event or condition that has made or could reasonably be expected to make the satisfaction of the conditions in Article VII impossible, (e) any matter that, if existing or occurring prior to the Agreement Date, would have been required to be set forth or described in the Disclosure Schedules on the Agreement Date or that is necessary to correct any information in the Disclosure Schedules which has been rendered inaccurate thereby promptly following discovery thereof, including a reference to the specific Section of the Disclosure Schedules to which such matter relates (provided that no information provided pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereunder); (f) any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting any Filter Business Employee; (i) any Action commenced or, to the Knowledge of the Seller, threatened against, relating to or involving or otherwise affecting the Filter Business, the Transferred Assets, the Assumed Contracts, Licensed Patents or Licensed Non-Patent IP or that relates to the consummation of the Transactions; or (j) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions.
Section 6.5    Other Information. From the Agreement Date to the Closing Date, the Seller or FilterCo, as applicable, shall furnish to the Buyer Parent (a) as soon as reasonably practicable after they become available, copies of all (i) reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity relating to FilterCo, FilterSub, the Filter Business, the Transferred Assets, the Assumed Contracts, the Leased Real Property, or Licensed Non-Patent IP and (ii) notices or communications from any Governmental Entity relating to FilterCo, FilterSub, the Filter Business, the Transferred Assets, the Assumed Contracts, the Leased Real Property, or Licensed Non-Patent IP or the Transactions and (b) within two (2) Business Days after they are completed but in no event more than thirty (30) days following the end of each calendar month with respect to clause (A) below and in no event more than sixty (60) days following the end of each quarter with respect to clause (B) below:
(A) copies of certain monthly financial information in a manner to be mutually agreed by the Parties; and
(B) quarterly pro forma unaudited financial statements of the Filter Business that conform to the requirements of the Financial Statements.
Section 6.6    Mutual Best Efforts; Further Assurances.
(a)    Upon the terms and subject to the conditions herein provided, each Party shall use its best efforts, to take or cause to be taken all action, to do or cause to be done (including the execution and delivery of such other instruments as may be necessary), and to assist and cooperate with each other Party in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the Contribution and the Required Consents, and undertakings contemplated by this Agreement. The Seller, FilterCo, PIDSG and FilterSub undertake to obtain the Buyer’s prior written consent (including electronic confirmation) on any and all correspondence between FilterCo and/or PIDSG and/or FilterSub with any third parties (excluding such Party’s Representatives) and any Governmental Entity (including HDB in relation to obtaining HDB’s consent with respect to the sublease of the Singapore Facility to be granted by PIDSG to FilterSub) and to keep the Buyer promptly informed of and updated on any and all correspondence with any such third parties and any Governmental Entity, and furnishing and making available all information in relation thereto.
(b)    The Seller shall use its best efforts to provide all normal and customary assistance (including with respect to exemption certifications and filings) and cooperation in a timely manner with respect to the Buyer’s obtaining all necessary Permits (other than the Transferred Permits) to conduct the Filter Business after the Closing.
Section 6.7    Antitrust.
(a)    Notwithstanding anything to the contrary set forth herein (except as set forth in Section 6.7(b)), each applicable Party shall, to the extent required by the Antitrust Laws and not already done by the Agreement Date, (i) make its initial filing required under the HSR Act and any other initial filings with respect to the Antitrust Laws, if required, in the jurisdiction to be agreed by and between the Seller and the Buyer Parent reasonably promptly and in consultation with the other Parties, (ii) use its best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and any other Antitrust Laws and other registrations, declarations and filings with, or notices to,

Governmental Entities, if any), and (iii) use its best efforts to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement and the Transactions. No Party shall initiate any meeting or discussion with, or make any submission to, any Governmental Entity with respect to any filings, applications, investigation, litigation, or other inquiry regarding the Transactions without giving the other Party (or Parties) reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, national, local, state, domestic and foreign, if any, statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(b)    For clarity, (i) if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Law, it is expressly understood and agreed that: (A) the Parties shall not have any obligation to litigate or contest any administrative or judicial action or any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body; (B) the Parties shall be under no obligation to make proposals, execute or carry out agreements or submit to Orders providing for a Divestiture; and (C) the Seller may not conduct or agree to conduct a Divestiture without the prior written consent of the Buyer and (ii) the Buyer Parent and its Affiliates shall be under no obligation to refrain from making, or agreeing to make, any acquisitions of any assets, business or any Person, whether by merger, consolidation or by any other manner. “Divestiture” shall mean (A) the sale, lease, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer Parent or any of its Affiliates or the Transferred Assets, the Assumed Contracts, the Leased Real Property (or any part thereof), Licensed Patents or Licensed Non-Patent IP, (B) the imposition of any limitation or restriction on the ability of the Buyer Parent or any of its Affiliates to conduct their businesses (including, following the Closing, the Filter Business) or own, lease and operate the Transferred Assets, the Assumed Contracts, the Leased Real Property (or any part thereof), Licensed Patents or Licensed Non-Patent IP, or (C) any other action that would reasonably be expected to have a material adverse impact on the Filter Business.
(c)    In connection with and without limiting the generality of the foregoing, each of the Seller, FilterCo and their respective boards of directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the Transactions, use its best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions.
(d)    Each applicable Party and any of their respective Affiliates shall not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Entity under any premerger notification rule or Antitrust Law or the expiration of the required waiting period under any premerger notification rule or any other Antitrust Law.

Section 6.8    Exclusivity; No Solicitation of Acquisition Proposals; Notice of Inquiry.
(a)    Until the earlier of the Closing or the date of termination of this Agreement, neither FilterCo nor the Seller, nor any of their Affiliates, shall directly or indirectly, take any of the following actions with any party other than the Buyer and its Affiliates; (i) solicit, encourage (including by way of furnishing non-customary information), facilitate, seek or initiate in any inquiry, negotiations, or discussions or enter into any agreement, with respect to any Acquisition Proposal, or (ii) disclose or furnish any information not customarily disclosed to any third party concerning the Filter Business or any Transferred Assets, the Assumed Contracts, or the Leased Real Property, or afford to any third party access to its properties, technologies, books or records, not customarily afforded such access, except to the Buyer and its Affiliates, with respect to any Acquisition Proposal, (iii) assist or cooperate with any third party to make any Acquisition Proposal, or (iv) enter into any agreement with any third party providing for the acquisition of the Filter Business except in furtherance of the Transactions. Upon receipt of any Acquisition Proposal, the Seller and any of its Affiliates shall, subject to any confidentiality constraints, promptly notify the Buyer in writing of the details of such Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, expression of interest, proposal or offer (whether or not in writing) concerning the sale or other conveyance of the Filter Business or, except for sales and conveyances in the ordinary course of business consistent with past practice and except for sales and conveyances of Licensed Patents made subject to the License Agreement when effective, the Transferred Assets, the Leased Real Property, Licensed Patents or Licensed Non-Patent IP (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a portion of the assets (other than in the ordinary course of business consistent with past practice) of FilterCo or FilterSub taken as a whole, other than in furtherance of the Transactions.
(b)    Neither the Seller nor any of its Affiliates shall amend, terminate, waive or fail to enforce any provisions of any confidentiality agreement with respect to any potential Acquisition Proposal, and the Seller shall promptly request, in accordance with the terms of any such confidentiality agreement, the return or destruction of any confidential information previously furnished pursuant thereto.
Section 6.9    Press Releases and Announcements; Contacts with Customers and Suppliers. No press release or other public statement related to this Agreement or the Transactions will be issued without the joint approval of the Buyer Parent and the Seller, except as otherwise required by Applicable Law, including the rules of the New York Stock Exchange, the Tokyo Stock Exchange, the U.S. Securities and Exchange Commission or the Japanese Financial Services Agency, in which case each of the Seller and the Buyer Parent shall use its best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the advice of such other Party with respect thereto. The Parties shall consult with each other concerning the means by which the customers and suppliers of the Filter Business will be informed of the Transactions.
Section 6.10    Confidentiality.
(a)    The Parties acknowledge that the Seller and the Buyer Parent have previously executed a Non-Disclosure Agreement, dated October 9, 2013 (the “Non-Disclosure

Agreement”). The Parties agree that (i) the Non-Disclosure Agreement is in full force and effect through the Closing Date, and (ii) following the Closing Date, the Non-Disclosure Agreement shall terminate and be of no further force or effect in accordance with its terms.
(b)    Notwithstanding anything to the contrary herein or in any other Transaction Document, following the Closing, (i) all Trade Secrets included in the Transferred Assets shall constitute confidential information of the Buyer Parent (and not of the Seller), irrespective of whether such Trade Secrets were identified or otherwise designated as “confidential”, and the Seller shall be deemed the “receiving party” and the Buyer Parent the “disclosing party” with respect thereto; (ii) the Buyer Parent shall have no obligations whatsoever under the Non-Disclosure Agreement with respect to such Trade Secrets; and (iii) with respect to such Trade Secrets, the Seller’s obligations pursuant to the Non-Disclosure Agreement shall apply until the earlier of either (A) the time when such Trade Secrets become publicly known other than through negligence or any other wrongful act or omission of the Seller or any of its Affiliates or (B) the fifth anniversary of the Closing Date.
Section 6.11    Expenses. Each of the Buyer Parent and the Seller shall bear its own costs and expenses incurred in connection with the Transactions, and, to the extent this Agreement is terminated because of a fraud, intentional misrepresentation, or material breach by the other Party, and such terminating Party is not in breach of its obligations under this Agreement, then the breaching Party will be responsible for the fees and expenses (including reasonable attorneys’ fees) of the non-breaching Party in connection with the negotiation and entry into this Agreement; provided, however, that (a) each of the Buyer Parent and the Seller shall equally (one-half each) bear (i) HSR filing fee (if filing is necessary), (ii) charges or fees that may be imposed by HDB or other regulatory authorities for subletting the relevant part of the Singapore Facility used in connection with the Filter Business, if any, and (iii) certain transfer taxes and/or goods and service taxes (if applicable) imposed on the Parties in connection to the Transactions, and (b) FilterCo and FilterSub, as applicable, shall bear the fees and costs (including reasonable attorneys’ fees) incurred in connection with recording the assignment of the Transferred Patents under the Kaisha Bunkatsu Documents and the Singapore Business Transfer Agreement.
Section 6.12    Consents. Each of the Seller, FilterCo and FilterSub shall use its best efforts to obtain any consent in order to transfer the Transferred Assets or Assumed Contracts as contemplated by the Transactions. If any such consent is not obtained, the Parties shall reasonably cooperate, during the six (6)-month period after the Closing, to obtain such consents as soon as practicable. During such six (6)-month period, and for an additional six (6)-month period thereafter with respect to any Assumed Contract or Transferred Asset for which the consent is not obtained and which are central to the Filter Business, other than the Business Process Agreements, the Parties shall use their best efforts to cooperate and explore arrangements practically feasible and reasonably satisfactory to the Buyer Parent, the Buyer and the Seller under which FilterCo or FilterSub, as the case may be and at its own expense, would obtain rights of, and benefits to, such Assumed Contract or Transferred Asset, including, if appropriate, by performing services under any such Assumed Contract under a contract for the benefit of FilterCo or FilterSub, as applicable. For the avoidance of doubt, (a) as for the Transferred Assets and the Assumed Contracts to be transferred from PIDSG to FilterSub, if any consent is not obtained, the relevant agreement or asset shall not constitute an assignment or transfer of such agreement or asset, and FilterSub shall not assume PIDSG’s rights or obligations under such agreement or asset, and (b) neither the Seller nor PIDSG shall assume any liabilities or obligations of, or indemnify against any Losses incurred by the Buyer Parent, the Buyer, FilterCo or FilterSub arising out of or in relation to any failure in obtaining such consent.

Section 6.13    Certain Employee Matters. The Parties shall work together in good faith to develop the human resources strategy as described on Schedule 6.13 for facilitating smooth transfer of the Transferred Employees and the Seconded Employees to FilterCo and FilterSub, as applicable.
(a)    Long-Term Human Resources Strategy.
(i)    During the two (2) year period following the Closing, the Buyer Parent and the Buyer shall cause FilterCo or FilterSub, including its successors, as applicable, to maintain the employment of the Filter Business Employees whose employment is transferred to FilterCo or FilterSub, subject to termination or other actions as a result of due disciplinary cause, or matters described on Schedule 6.13, on substantially similar terms and conditions at the same level or better, in the aggregate, than those provided by the Seller as of the date hereof and described in the Seller’s current work rules and employee handbook, copies of which have been provided to the Buyer Parent.
(ii)    For at least five (5) years after the Closing, the Buyer Parent and the Buyer shall use their best efforts to cause FilterCo or FilterSub, as applicable, to maintain the employment of the Filter Business Employees whose employment is transferred to FilterCo or FilterSub, subject to termination or other actions as a result of due disciplinary cause, or matters described on Schedule 6.13, by designing and maintaining employment conditions (salary, benefit program, etc.) and other human resources strategies (performance-based salary system, stock option, other incentive programs, etc.) for and to the Filter Business Employees whose employment is transferred to FilterCo or FilterSub to ensure long-term employee retention in a highly motivated culture.
(b)    No Third-Party Beneficiaries. No provision of this Agreement shall create any third-party beneficiary rights in any employee of FilterCo or FilterSub, or any Filter Business Employee, or any of their respective beneficiaries, dependents, or collective bargaining representatives, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of FilterCo, any employee of any of the Subsidiaries, or any Filter Business Employee by the Buyer or its Affiliates or under any Benefit Arrangement which the Buyer or its Affiliates may maintain, or otherwise. Except as provided in this Section 6.13, no provision of this Agreement shall be construed to prohibit the Buyer or its Affiliates from amending or terminating any Buyer Benefit Plans.
(c)    Neither the Buyer nor any of its Affiliates (including, from and after the Closing, FilterCo and FilterSub) will contribute to or otherwise have any Liability in respect of any compensation or benefit plan, program, agreement or arrangement of the Seller or any of its Affiliates. Neither the Buyer nor any of its Affiliates (including, from and after the Closing, FilterCo and FilterSub) will have any Liability in respect of the employment by the Seller or any of its Affiliates of any Person.

Section 6.14    Non-Competition; Non-Solicitation.
(a)    From the Closing until the date that is five (5) years thereafter, except for any cases of inventory supply and manufacturing consignment pursuant to Section 6.19, the Seller shall not permit (i) CCBD, (ii) its semiconductor business division or (iii) any majority-owned subsidiary or its division that is controlled by CCBD or its semiconductor business division (each a “Non-Compete Company”), and the successor of any Non-Compete Company, in case an organization restructuring involving a Non-Compete Company is implemented, to:
(i)    design, develop, manufacture, distribute or sell the Non-Compete Filter Products;
(ii)    participate, sponsor, organize, encourage, or invest in any entity that primarily engages in the business of the Non-Compete Filter Products;
(iii)    cause, induce, solicit or encourage any contractor, vendor, service provider, strategic partner or customer of the Filter Business (the “Covered Persons”) to terminate such status with FilterCo or FilterSub or advise any third party against entering into such status with FilterCo or FilterSub;
(iv)    otherwise intentionally disrupt or interfere with the relations of the Buyer Parent or any of its Affiliates with any Covered Person in any way related to the Filter Business; or
(v)    disparage or make any false statements (whether in oral, written, electronic or other form) to any media source, industry member-company or group, financial institution or Covered Person regarding the Buyer Parent or its Affiliates in connection with the Filter Business;
provided, however, that except for CCBD and any majority-owned subsidiary or its division that is controlled by CCBD, the foregoing shall not prohibit the Seller, its successors and their Subsidiaries and Affiliates from, collectively, (A) purchasing or procuring the Non-Compete Filter Products from a supplier for utilizing them for the Seller’s own products and distributing or selling such Seller’s products, or (B) acquiring or owning less than fifty percent (50%) of the equity of any entity.
(b)    From the Closing until the exercise of the earlier of the Put Right or the Call Right, neither the Seller, PIDSG, the Buyer nor the Buyer Parent shall, and from the Closing until the date that is two (2) years after the exercise of the Put Right or the Call Right, as applicable, the Seller shall not directly or indirectly, without the prior written consent of the other party, solicit for employment any employee of FilterCo or FilterSub. Nothing herein shall prevent any such party from (i) advertising to the general public any employment opportunities, whether through general newspaper or online advertisement or other general non-targeted recruitment techniques, (ii) hiring any employee of FilterCo or FilterSub who responds to such general advertising or who independently seeks employment with such party, in either case, without any solicitation prohibited by this Section 6.14(b), or (iii) soliciting or hiring any such employee whose employment was previously terminated by FilterCo or FilterSub in accordance with the JV Agreement.

Section 6.15    Other Agreements. The Parties shall negotiate in good faith and use their best efforts to mutually agree on the final forms of the Transition Services Agreement, the Uozu Facility Lease and Service Agreements, the Real Property Lease Agreements, and the Secondment Agreements following the Agreement Date.
Section 6.16    Branding. Following the Closing, FilterCo shall have the right to offer for sale and sell the Transferred Inventory notwithstanding that the Transferred Inventory may bear any trademarks or designations of the Seller and its Affiliates, and FilterCo may accurately describe the Transferred Inventory, including by source and existing SKUs and other designations, in connection with such offers and sales. In addition, for a period of up to ninety (90) days following the Closing, FilterCo and FilterSub shall have the right to use any stationary, business forms, business cards, promotional materials, collateral materials, physical signage, badges and uniforms of FilterCo and FilterSub bearing any trademarks or designations of the Seller and its Affiliates in the manner that such items are in use by FilterCo and FilterSub prior to the Closing; provided, however, that the Buyer shall cause FilterCo and FilterSub to use their best efforts to cease such uses of any trademarks or designations of the Seller and its Affiliates as soon as is reasonably practicable. Pursuant to the terms of the JV Agreement, the Buyer shall not, and shall cause its Affiliates, including FilterCo and FilterSub, not to, otherwise use the Seller brand name without the written consent of the Seller.
Section 6.17    Later-Identified Asset. If after the Closing, either the Buyer or the Seller in good faith identifies any asset of the Seller or PIDSG properly transferrable as a Transferred Asset or Assumed Contract that falls in one of the categories set forth in Schedule 1.1(A) that was not included in the Transferred Assets or the Assumed Contracts transferred at the Closing (any such asset, a “Later-Identified Asset”), then either the Buyer or the Seller, as applicable, will provide written notice to the other Party identifying such Later-Identified Asset and the Seller and/or PIDSG will, as promptly as practicable after written notice by the Buyer, transfer, convey, assign, or deliver to the Buyer, FilterCo or FilterSub, as applicable, all right, title and interest of the Seller and PIDSG in and to such Later-Identified Asset which is transferable, and such Later-Identified Assets shall be deemed to be Transferred Assets or Assumed Contracts, as applicable, for purposes of this Agreement and any applicable Transaction Document, effective as of the date of transfer, conveyance, assignment, or delivery.
Section 6.18    [Reserved]
Section 6.19    Supply Contracts; Customer Support; Business Process; Equipment. The Parties covenant and agree to take or cause to take, as applicable, the actions set forth on Schedule 6.19 relating to certain supply contracts, customer support issues, business process and equipment.
ARTICLE VII
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS
Section 7.1    Conditions Precedent to the Buyer’s Obligations. The obligations of the Buyer under this Agreement shall be subject to the satisfaction or the Buyer’s written waiver, on or before the Closing, of each of the following conditions:
(a)    No Adverse Governmental Action, Proceeding or Injunction. No Law shall have been enacted or exist that would prohibit the Transactions or the consummation of the Closing. No temporary restraining order, preliminary or permanent injunction or other Order shall have been issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity (i) preventing the consummation of the Transactions or (ii) prohibiting, limiting or restricting FilterCo’s or FilterSub’s operation of the Filter Business in any material respect, following the Closing.
(b)    Required Approvals. (i) The approvals (including the consent with respect to the sublease of the Singapore Facility to be granted by PIDSG to FilterSub) required to consummate the Transactions pursuant to Antitrust Laws or otherwise required by any Governmental Entity listed in Schedule 7.1(b) (the “Required Approvals”) shall have been obtained or any applicable waiting periods thereunder (and any extensions thereof) shall have expired or been terminated, including for the operation and carrying on the Filter Business by FilterCo and FilterSub, to enable FilterCo and FilterSub to be the registered (if necessary) legal and equitable owner of the Filter Business pursuant to the relevant FilterCo and FilterSub Transaction Documents; and (ii) no Order shall have been issued by any Governmental Entity compelling the Buyer Parent to dispose of or hold separate all or any material portion of the business or assets of the Buyer Parent or any of its Subsidiaries or Affiliates or the Transferred Assets, the Assumed Contracts or the Leased Real Property as a result of this Agreement or the Transactions, shall be in effect, nor shall there be pending or threatened in writing any Action by any Governmental Entity seeking any of the foregoing or any other injunction, restraint, prohibition or material damages in connection with the Transactions. In relation to the approval from HDB for the proposed subletting of the relevant part of the Singapore Factory used in connection with the Filter Business, the terms and conditions imposed by HDB in relation to its approval must be reasonably acceptable to the Buyer.
(c)    Required Third-Party Consents. The Seller, PIDSG, FilterCo and FilterSub, as applicable, shall have obtained from the applicable third parties and delivered to the Buyer any and all consents required by the Contracts (including Leases) set forth on Schedule 7.1(c), in each case, in connection with or as a result of the Transactions (the “Required Third-Party Consents”).
(d)    Representations, Warranties and Covenants of the Seller. (i) Each of the Seller, FilterCo, and FilterSub shall have performed and satisfied in all material respects each of its obligations hereunder and under the Seller Transaction Documents and FilterCo and FilterSub Transaction Documents, respectively, required to be performed and satisfied by it on or prior to the Closing Date; and (ii) each of the representations and warranties of the Seller contained in Article III and Article IV hereof (A) in the case of any representations and warranties qualified by materiality or Material Adverse Effect, shall have been true and correct in all respects as of the Agreement Date and at and as of the Closing with the same force and effect as if made as of the Closing Date (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date) and (B) in the case of any representations and warranties not so qualified, shall have been true and correct in all material respects as of the Agreement Date and at and as of the Closing with the same force and effect as if made as of the Closing Date (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date).
(e)    No Material Adverse Effect. From the execution of this Agreement until the Closing, there shall not have occurred a Material Adverse Effect.

(f)    Continuing Employees. The Continuing Employees shall include those Filter Business Employees that are reasonably required to operate the Filter Business with equally good prospects as those prior to the Closing.
(g)    Achievement of Certain Employee Actions. The pre-Closing actions set forth on Schedule 6.13 shall have been achieved prior to the Closing.
(h)    Delivery of Documents for Amendment of Articles of Incorporation. A copy of the necessary documents for amendment of the articles of incorporation of FilterCo and FilterSub shall have been delivered to the Buyer in substantially the forms set forth in Exhibit J attached hereto.
(i)    Transaction Documents. (i) The Seller shall have delivered to the Buyer duly executed counterparts to this Agreement and all other Seller Transaction Documents, and (ii) FilterCo and FilterSub shall have delivered to the Buyer duly executed counterparts to this Agreement and all other FilterCo and FilterSub Transaction Documents (excluding the Uozu Lease A for purposes of items (i) and (ii) of this Section 7.1(i)) .
(j)    Closing Deliveries. The Seller and FilterCo, as applicable, shall have delivered to the Buyer the documents and other items listed in Section 2.5, in form and substance reasonably satisfactory to the Buyer.
(k)    Contribution. The Contribution shall have been completed in accordance with the terms of the Kaisha Bunkatsu Documents and the Singapore Business Transfer Agreement, and FilterCo or FilterSub, as applicable, will have acquired legal title to the Transferred Assets and a valid leasehold interest in the Singapore Facility under the applicable Real Property Lease Agreement and no restrictions will exist on FilterCo’s or FilterSub’s right to engage in the Filter Business as conducted immediately prior to the closing of the Contribution.
(l)    Goods and Services Tax. The Seller has obtained confirmation issued by the relevant Singapore Governmental Entity that the transfer of the assets qualifies as a transfer of business as a going concern such that no goods and services tax is chargeable in Singapore.
Section 7.2    Failure in Obtaining Consent Regarding Business Process Agreement. In no event shall receipt of the consents not to terminate any Business Process Agreement by the counterparties thereof after the transfer by operation of law to FilterCo via the Contribution be deemed as condition precedent set forth in Section 7.1 above. For the avoidance of doubt, the Seller will not assume any liabilities or obligations of, or indemnify against any Losses incurred by the Buyer Parent, the Buyer, FilterCo or FilterSub arising out of or in relation to any potential termination of any Business Process Agreement after the Contribution for breach of the non-assignment provisions of any Business Process Agreement due to the Contribution.
ARTICLE VIII
CONDITIONS PRECEDENT TO FILTERCO’S AND THE SELLER’S OBLIGATIONS

The obligations of FilterCo and the Seller under this Agreement shall be subject to the satisfaction or the Seller’s written waiver, on or before the Closing, of each of the following conditions:
Section 8.1    No Adverse Governmental Action, Proceeding or Injunction. No Law shall have been enacted or exist that would prohibit the Transactions or the consummation of the Closing. No temporary restraining order, preliminary or permanent injunction or other Order shall have been issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity (a) preventing the consummation of the Transactions or (b) prohibiting, limiting or restricting FilterCo’s ownership, conduct or operation of the Filter Business following the Closing.
Section 8.2    Required Approvals. (a) The Required Approvals shall have been obtained or any applicable waiting periods thereunder (and any extensions thereof) shall have expired or been terminated; and (b) no Order shall have been issued by any Governmental Entity compelling the Seller or PIDSG to dispose of or hold separate all or any material portion of the business or assets of the Seller or any of its Subsidiaries or Affiliates as a result of this Agreement or the Transactions, shall be in effect, nor shall there be pending or threatened any Action by any Governmental Entity seeking any of the foregoing or any other injunction, restraint, prohibition or material damages in connection with the Transactions.
Section 8.3    Representations and Warranties. (a) Each of the Buyer Parent and the Buyer shall have performed and satisfied in all material respects each of its covenants and obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date; and (b) each of the representations and warranties of the Buyer Parent contained in Article V hereof (i) in the case of any representations and warranties qualified by materiality, shall have been true and correct in all respects as of the Agreement Date and at and as of the Closing with the same force and effect as if made as of the Closing Date (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date) and (ii) in the case of any representations and warranties not so qualified, shall have been true and correct in all material respects as of the Agreement Date and at and as of the Closing with the same force and effect as if made as of the Closing Date (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date).
Section 8.4    No Material Adverse Effect. From the execution of this Agreement until the Closing, there shall not have occurred a material adverse effect on the ability of the Buyer of the Buyer Parent to consummate the Transactions.
Section 8.5    Transaction Documents. The Buyer Parent and the Buyer, as applicable, shall have delivered to the Seller duly executed counterparts to this Agreement and all other Buyer Transaction Documents (excluding the Uozu Lease A for purposes of this Section 8.5).
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival.
(a)    The Parties’ respective indemnification obligations with respect to representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and continue until the date which is eighteen

(18) months after the Closing Date (the “Expiration Date”), except for representations and warranties set forth in (i) Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (Ownership of the Stock), Section 3.8 (Brokers’, Finders’ Fees, etc.), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), Section 4.5 (Capitalization), Section 4.6 (Subsidiaries), Section 4.9(a) (Title), (ii) Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability), Section 5.5 (Accredited Investor), Section 5.6 (Brokers’, Finders’ Fees, etc.) (any claim related to the breach of such Section in clause (i), a “Seller Excluded Claim”, and any claim related to the breach of such Section in clause (ii), a “Buyer Excluded Claim”), each of which (i.e., those set forth in clauses (i) and (ii)) shall survive the Closing Date and continue until ninety (90) days following the applicable statute of limitations, if any, and (iii) Section 4.12 (Intellectual Property) (any representations and warranties set forth in Section 4.12, the “IP Representations”), which shall survive the Closing Date and continue until the date which is sixty (60) months after the Closing Date.
(b)    The Parties’ respective indemnification obligations with respect to covenants, obligations and agreements in this Agreement or in any instrument delivered pursuant to this Agreement which contemplate performance or compliance after the Closing Date shall survive the Closing Date and shall terminate in accordance with the respective terms of such covenants, obligations and agreements. The Parties’ respective indemnification obligations with respect to covenants, obligations and agreements in this Agreement or in any instrument delivered pursuant to this Agreement which contemplate performance or compliance at or prior to the Closing Date shall survive the Closing Date and shall terminate as of the Expiration Date.
(c)    Any claim for indemnity under Section 9.2 or Section 9.3 shall be deemed time-barred, and no such claim shall be made after the periods specified in this Section 9.1; provided, however, that in the event a Buyer Indemnitee or the Seller Indemnitee has incurred a Loss or received written notice from a third party of a third-party claim for which such Buyer Indemnitee or the Seller Indemnitee is entitled to indemnification under Section 9.2 or Section 9.3 and such Indemnitee provides written notice of a claim for indemnification under Section 9.2 or Section 9.3, as the case may be, to the Buyer or the Seller, as the case may be, in good faith and in accordance with the requirements of Article IX before the expiration of the applicable survival period that describes such claim in reasonable detail (including the facts underlying each particular claim) and includes copies of all material written evidence upon which such claim is based, then the indemnification rights pursuant to Section 9.2 or Section 9.3 that would otherwise terminate as set forth above shall survive as to such claim until such time as such claim is fully and finally resolved.
Section 9.2    Indemnification of the Buyer.
(a)    Subject to the limitations set forth herein, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and Buyer Parent, Representatives, successors, and permitted assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred by a Buyer Indemnitee reasonably arising out of (i) the breach of any representation or warranty made by the Seller or PIDSG in this Agreement; provided that for purposes of determining whether a Loss occurred and its amount, all references to materiality, Material Adverse Effect, or other similar qualifiers contained in any of the representations and warranties of the Seller shall be disregarded); (ii) the breach of any covenant, obligation or agreement made by the Seller, PIDSG, FilterCo or FilterSub in this

Agreement, any other Seller Transaction Document or any other FilterCo and FilterSub Transaction Document; (iii) the Excluded Liabilities; (iv) any recalls or product warranties related to Filter Products manufactured prior to the Closing Date in excess of any reserve amounts set forth in the Financial Statements; and (v) any Liabilities arising as a result of the failure or defects in the Contribution.
(b)    Notwithstanding the provisions of Section 9.2(a), the Seller shall have no Liability under Section 9.2(a)(i), unless and until the Losses incurred by the Buyer Indemnitees exceed (i) US$50,000 with respect to each individual indemnification claim or a series of related claims arising out of the same facts or circumstances and (ii) US$2,000,000 in the aggregate (collectively, the “Indemnification Basket”) (in which event the Seller shall be obligated to indemnify the Buyer Indemnitees for all Losses from the first dollar), provided that the foregoing Indemnification Basket shall not apply to Losses related to any claim for indemnification with respect to (i) any of the Seller Excluded Claims, (ii) any of the items set forth in Section 9.2(a)(ii)-(v), and (iii) fraud or intentional misrepresentation.
(c)    The maximum aggregate Liability for the Seller under Section 9.2(a)(i) for breaches of its representations and warranties made in this Agreement other than IP Representations shall be limited to US$22,500,000 (“Non-IP Indemnification Cap”).
(d)    The maximum aggregate Liability for the Seller under Section 9.2(a)(i) for breaches of IP Representations (except for IP Representation set forth in item (iii) of the first sentence of Section 4.12(g)) shall be limited to US$40,000,000 (“IP Indemnification Cap”).
(e)    The maximum aggregate Liability for the Seller under Section 9.2(a)(i) for breaches of IP Representations set forth in item (iii) of the first sentence of Section 4.12(g) shall be limited to US$10,000,000 (“Special IP Indemnification Cap”).
(f)    The foregoing Non-IP Indemnification Cap, IP Indemnification Cap and Special IP Indemnification Cap shall not apply to, and the Seller shall be responsible for any Losses related to, any claim for indemnification with respect to (i) any of the Seller Excluded Claims, (ii) any of the items set forth in Section 9.2(a)(ii)-(v), and (iii) fraud or intentional misrepresentation.
(g)    For the avoidance of doubt, the Seller shall not be subject to any indemnification obligation with respect to (i) any intellectual property infringement to the extent such infringement arises from any new products developed by the Buyer Parent or its Affiliates (including FilterCo and FilterSub, after the Closing) after the Closing or to the extent such infringement arises from any modifications or amendments to any existing Filter Business Products by the Buyer Parent and any of its Affiliates (including FilterCo and FilterSub) after the Closing, or (ii) any infringement of the Intellectual Property Rights licensed under the Business Process Agreements on and after the Contribution except (A) as set forth in item (iii) of the first sentence of Section 4.12(g), and (B) for any infringement arising from Seller’s breach of its representation and warranty set forth in Section 4.12(e)(ix).
Section 9.3    Indemnification of the Seller.
(a)    Subject to the limitations set forth herein, from and after the Closing, the Buyer and the Buyer Parent shall jointly and severally indemnify and hold harmless the Seller, PIDSG, Representatives, successors, and permitted assigns (collectively, the “Seller

Indemnitees”) from and against any and all Losses incurred by a Seller Indemnitee reasonably arising out of (i) the breach of any representation or warranty made by the Buyer in this Agreement (provided that for purposes of determining whether a Loss occurred and its amount, all references to materiality, Material Adverse Effect, or other similar qualifiers contained in any of the representations and warranties of the Seller shall be disregarded), (ii) the breach of any covenant, obligation or agreement made by the Buyer or the Buyer Parent in this Agreement and any other Buyer Transaction Document, and (iii) the Assumed Liabilities.
(b)    Notwithstanding the provisions of Section 9.3(a), the Buyer and the Buyer Parent shall have no Liability under Section 9.3(a)(i), unless and until the Losses incurred by the Seller Indemnitees in the aggregate exceed the Indemnification Basket (in which event the Buyer and the Buyer Parent shall be obligated to indemnify the Seller Indemnitees for all Losses from the first dollar), provided that the foregoing Indemnification Basket shall not apply to Losses related to any claim for indemnification with respect to (i) any of the Buyer Excluded Claims, (ii) any of the items set forth in Section 9.3(a)(ii)-(iii), and (iii) fraud or intentional misrepresentation.
(c)    The maximum aggregate Liability for the Buyer and the Buyer Parent under Section 9.3(a)(i) of this Agreement shall be limited to an amount equal to the Non-IP Indemnification Cap; provided that the foregoing Non-IP Indemnification Cap shall not apply to, and the Buyer and the Buyer Parent shall be responsible for any Losses related to, any claim for indemnification with respect to (i) any of the Buyer Excluded Claims and (ii) fraud or intentional misrepresentation.
Section 9.4    Indemnification Claim Procedures.
(a)    In the event that a Party entitled to indemnification pursuant to the terms hereof (an “Indemnified Party”) proposes to make any claim for indemnification pursuant to this Article IX, such Indemnified Party shall deliver a written demand signed by any officer of the Indemnified Party (a “Claim Certificate”) to the Seller (in the case of an indemnification claim from a Buyer Indemnitee) or to the Buyer (in the case of an indemnification claim from a Seller Indemnitee) which Claim Certificate contains (i) a description of and if reasonably determinable at the time such demand is delivered, the amount of any Losses incurred or reasonably expected to be incurred by such Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX and a reasonable explanation of the basis therefore, (iii) a copy of any related notices or claims filed with or received from any Governmental Entity or other Person, if readily available, and (iv) a demand for indemnification hereunder and payment of all such Losses.
(b)    The Party providing indemnity hereunder (the “Indemnifying Party”) shall deliver to the Indemnified Party, an amount, in United States Dollars, equal to the Losses set forth in the Claim Certificate within thirty (30) days of receipt thereof, unless the Indemnifying Party shall object in a written statement to the claim or claims made in the Claim Certificate, and such statement shall have been delivered to the Indemnified Party prior to the expiration of such thirty (30)-day period. In the event the Indemnifying Party does not object to a Claim Certificate within thirty (30) days following its receipt by the Indemnifying Party, the Indemnifying Party shall be deemed to have accepted and agreed to the claim set forth in the Claim Certificate and shall be precluded from raising any objection thereto following such date.

(c)    In case the Indemnifying Party shall object in writing to any claim or claims made in any Claim Certificate, the Indemnified Party shall have fifteen (15) days after receipt of such objection to respond thereto in a written statement. If after such fifteen (15) day period there remains a dispute as to any claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and the Indemnifying Party shall deliver to the Indemnified Party the amount set forth in such memorandum in accordance with the terms thereof. In the event that the Parties are not able to reach an agreement, or the memorandum contains an agreement as to only a portion of the Losses in question, the Parties may resolve such dispute in the manner provided in Section 12.9(b) hereof.
(d)    In the event a claim set forth in the Claim Certificate is contested by the Indemnifying Party solely on the grounds that Losses have not been finally determined, then such claim shall be treated as an unresolved claim only with respect to the amount of Losses and not with respect to whether the Indemnified Party is entitled to indemnification and there shall be no indemnification for amounts incurred in connection with investigation or defending such claim until such Losses are finally determined.
Section 9.5    Additional Indemnity Provisions. The indemnification obligations of the Buyer and the Seller hereunder shall be subject to the following terms and conditions:
(a)    With respect to any breach of any representations or warranties, covenants, agreements, undertakings or any other provisions by any of the Parties hereto, the remedies available to the other Parties will be strictly limited to the indemnification claims for Losses pursuant to this Article, the right to termination under Article X and specific performance under Section 12.12, and except for these remedies expressly provided for herein, no other remedies may be available with respect to such breach, regardless of whether it is based on the theory of liability for defects (kashi-tampo), tort (fuho-koi), or any other legal frame or legal theory. However, this does not apply in the case of fraud or intentional misrepresentation.
(b)    The term “Loss” or “Losses” shall mean any and all assessments, disbursements, penalties, fines, losses, Taxes (other than 50% of the goods and service tax imposed in Singapore for which Buyer has agreed to be responsible, Transfer Taxes and income Taxes imposed upon any payments made as indemnification under Section 9.2 or Section 9.3), damages (whether direct, indirect, incidental or consequential), deficiencies, settlements, judgments, costs and/or expenses, whether or not arising out of third-party claims, including legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or otherwise satisfying any and all Actions, assessments, judgments or appeals, only to the extent, however, any of the foregoing shall have legally sufficient causal relation (sohtoh-inga-kankei) with the fact and/or event which constitutes the basis of the indemnification claim, and in seeking indemnification therefor, and interest on any of the foregoing to the extent that interest is awarded thereon.
(c)    Taking into consideration that the Purchase Price is determined based on the representations, warranties, covenants and undertakings made by the Seller, FilterCo and FilterSub in this Agreement, any payments made as indemnification under Section 9.2 or Section 9.3 shall be considered adjustments to the Purchase Price to the extent permitted under Applicable Law.

(d)    The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Seller and FilterCo or FilterSub in this Agreement or any other Transaction Document shall not be affected by any investigation conducted by the Buyer at any time, or any knowledge acquired (or capable of being acquired) by the Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranties, covenants or agreements. The waiver by the Buyer of any condition based on the accuracy of any representation or warranty of the Seller, FilterCo, or any of the Subsidiaries, or on the performance of or compliance with such covenants or agreements of the Seller, FilterCo, or any of the Subsidiaries, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
(e)    The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Buyer and the Buyer Parent in this Agreement or any other Transaction Document shall not be affected by any investigation conducted by FilterCo or the Seller at any time, or any knowledge acquired (or capable of being acquired) by FilterCo or the Seller at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranties, covenants or agreements.
(f)    The waiver by FilterCo or the Seller of any condition based on the accuracy of any representation or warranty of the Buyer or the Buyer Parent or on the performance of or compliance with such covenants or agreements of the Buyer or the Buyer Parent, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
(g)    The Seller will have no indemnification obligations under this Article for any Losses to the extent such Losses are reflected as a liability of FilterCo or FilterSub on the Final Balance Sheet Net Assets and is taken into account in determining the Purchase Price Adjustment under Section 2.6 hereof.
(h)    Each Party will use its best efforts to mitigate any Losses in relation to which it may be entitled to seek indemnification under this Agreement.
Section 9.6    Defense of Third-Party Claims.
(a)    In the event that an Indemnified Party becomes aware of any Action (including appeals) in respect of such item (or items) by any Person other than the Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim; provided, however, that the failure to give a prompt notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. The notice of any Third-Party Claim shall include, based on information then available to the Indemnified Party, a summary in reasonable detail of the basis for the claim and a reasonable estimate of the Losses. The Indemnifying Party shall have the right in its discretion and at its expense to assume and control the defense or settlement of such Third-Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within twenty (20) Business Days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third-Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) involves criminal allegations, (iii) if such Third-Party Claim is a claim for indemnification under Section 9.2 and such claim would cause the aggregate Losses that would otherwise be paid by the Indemnifying Party under this Article IX to exceed the Indemnification Cap, (iv) relates to Taxes of FilterCo or FilterSub, or (v) there is an actual conflict of interest that would make it inappropriate (in the reasonable judgment of the Indemnified Party after consultation with outside counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party; provided further that in the event that the Indemnifying Party is not permitted to assume the defense of the Third-Party Claim, the Indemnified Party shall conduct the defense in a commercially reasonable manner. In the event that the Indemnifying Party assumes the defense of such Third-Party Claim, it will conduct the defense actively, diligently and at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and shall make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party will not, in the defense of a Third-Party Claim, consent to the entry of any judgment or enter into any settlement.
(b)    In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party, or if the Indemnifying Party fails or elects not to assume the defense of the Indemnified Party, against such Third-Party Claim pursuant to Section 9.6(a), the Indemnified Party shall have the right, at its own expense (which expenses the Indemnified Party can recover if it is otherwise entitled to indemnification with respect to such Third-Party Claim), to defend or prosecute such Third-Party Claim in any manner as it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnifying Party shall have the right, at its own expense, to defend or prosecute such Third-Party Claim. Except with the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), the Indemnified Party will not, in the defense of a Third-Party Claim, consent to the entry of any judgment or enter into any settlement. In such case, the Indemnified Party shall conduct the defense of the Third-Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party’s Expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably requested by the Buyer. If any Indemnifying Party does not elect to assume the defense of a Third-Party Claim, which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.
(c)    Any Losses for which it is finally determined in accordance with this Agreement that the Indemnified Party is entitled to indemnification shall be promptly paid by the Indemnifying Party to the Indemnified Party in cash by wire transfer of immediately available funds.
ARTICLE X
TERMINATION AND ABANDONMENT

Section 10.1    Methods of Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)    by mutual consent of the Parties;
(b)    by any of the Parties at any time after the date that is twelve (12) months following the date of execution of this Agreement (the “Termination Date”), if the Closing shall not have occurred and the Party seeking termination is not in material violation or breach of its respective representations, warranties, covenants or obligations contained in this Agreement;
(c)    by the Buyer by a written notice to the Seller, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller, FilterCo or FilterSub set forth in this Agreement, or if any representation or warranty of the Seller, FilterCo or FilterSub shall have become untrue or inaccurate, in each case, such that if not cured on or prior to the Closing Date, the conditions set forth in Article VII would not be satisfied; provided, that if such inaccuracy or breach in the Seller’s, FilterCo’s, or FilterSub’s representations and warranties or the breach by the Seller, FilterCo, or FilterSub is curable, through the exercise of best efforts, within thirty (30) days after receipt of written notice from the Buyer of such breach hereunder, then the Buyer may not terminate this Agreement under this Section 10.1(c) prior to the end of such thirty (30)-day period, provided, that the Seller, FilterCo, or FilterSub, as applicable, continues to exercise best efforts to cure such inaccuracy or breach through such thirty (30)-day period (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 10.1(c) if the Buyer shall have materially breached this Agreement or if such inaccuracy or breach by the Seller, FilterCo, or FilterSub, as applicable, is cured prior to the end of such thirty (30)-day period); or
(d)    by the Seller by a written notice to the Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue or inaccurate, in each case, such that if not cured on or prior to the Closing Date, the conditions set forth in Article VIII would not be satisfied; provided, that if such inaccuracy or breach in the Buyer’s representations and warranties or breach by the Buyer is curable, through the exercise of best efforts, within thirty (30) days after receipt of written notice from the Seller of such breach hereunder, then the Seller may not terminate this Agreement under this Section 10.1(d) prior to the end of such thirty (30)-day period, provided that the Buyer continues to exercise best efforts to cure such inaccuracy or breach through such thirty (30)-day period (it being understood that the Seller may not terminate this Agreement pursuant to this Section 10.1(d) if the Seller, FilterCo, or FilterSub shall have materially breached this Agreement or if such inaccuracy or breach by the Buyer is cured prior to the end of such thirty (30)-day period).
Section 10.2    Procedure Upon Termination. In the event of termination and abandonment by the Seller, FilterCo, FilterSub or the Buyer, or all of them, pursuant to this Article X, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate and be abandoned without further action by any of the Parties. If this Agreement is terminated as provided herein, none of the Parties shall have any Liability or further obligation to perform its respective obligations under this Agreement, except as provided in Section 6.10, with respect to confidentiality, and Section 6.11, with respect to expenses (each of which shall survive the termination of this Agreement); provided, however, that nothing in this Section 10.2 shall limit legal or equitable rights and remedies which any Party may have by reason of any breach or violation of this Agreement by any other Party.
ARTICLE XI
TAX MATTERS

Section 11.1    Transfer Taxes. The Buyer Parent and the Seller shall each be responsible for 50% of any Transfer Taxes. The Parties shall cooperate, to the extent reasonably requested and as permitted by Applicable Law, in minimizing any such Transfer Taxes. The Party required by Applicable Law to file a Tax Return with respect to such Transfer Taxes and make payment thereon shall do so within the time period prescribed by Applicable Law, and if the Seller, FilterCo or FilterSub is the non-filing party, then the Seller, FilterCo or FilterSub, as applicable, shall promptly remit to the Buyer the amount of any Transfer Taxes so payable by the Buyer upon receipt of notice that such Transfer Taxes are payable by the Buyer. In the event that the Buyer shall make a payment for which it is entitled to reimbursement under this Section 11.1, the Seller, FilterCo or FilterSub, as applicable, shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the Buyer is entitled.
Section 11.2    Provision of Information Regarding Taxes. The Parties agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Filter Business, the Transferred Assets, the Assumed Contracts, Licensed Patents or Licensed Non-Patent IP as are reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim or proceeding relating to any Tax Return. In the event any Taxing authority informs any of the Parties of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes related to the Filter Business, the Transferred Assets, the Assumed Contracts, Licensed Patents or Licensed Non-Patent IP with respect to which the other Party may incur Liability hereunder, the Party so informed shall promptly notify the other Party of such matter; provided that failure to promptly notify shall not reduce the other Party’s indemnity obligation hereunder, except to the extent such Party’s ability to defend against such matter is actually prejudiced thereby; and provided further that resolution of such audit, claim, assessment or other dispute shall be governed by Section 9.6.
Section 11.3    Allocation of Consideration in Contribution. The allocation of the consideration paid in connection with the Contribution to FilterCo and FilterSub, and within each of FilterCo and FilterSub, shall be determined by mutual agreement of the Seller and the Buyer (a) with respect to the aggregate Transferred Assets listed in the Singapore Business Transfer Agreement, on or prior to July 15th, 2014 and (b) with respect to the asset-by-asset allocation of all Transferred Assets (including allocation of individual Transferred Assets listed in the Singapore Business Transfer Agreement), within sixty (60) days following the Closing Date. The Parties shall negotiate in good faith to agree on the allocation pursuant to this Section 11.3. If the Parties are able to reach agreement on the allocation, then the allocation shall be conclusive and binding upon the Parties for all purposes, and the Parties agree that all Tax Returns and all financial statements shall be prepared in a manner consistent with (and the Parties shall not otherwise take a position on a Tax Return that is inconsistent with) such allocation unless required by the IRS or any other applicable Tax authority. If the Parties are unable to resolve any differences within sixty (60) days after the Closing Date, then the Parties shall make their own determinations with respect to the proper reporting of the allocation.
ARTICLE XII
MISCELLANEOUS PROVISIONS
Section 12.1    Amendment and Modification. This Agreement may only be amended, modified and supplemented by written agreement of each of the Parties.
Section 12.2    Extension; Waiver. At any time prior to the Closing, a Party may (a) extend the time for the performance of any of the obligations or acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of any other Party contained herein or (d) waive any condition to its obligations hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing among the Parties, shall constitute a waiver of any such right, power or remedy.
Section 12.3    Notices. All notices, requests, consents, waivers and other communications hereunder shall be in writing and shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by an internationally recognized overnight delivery service that maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission during the normal business hours of the recipient (or the next Business Day if it is not received during the normal business hours of the recipient), if sent by telex, telecopy or facsimile transmission or e-mail, in each case to the other Parties at the following addresses, facsimile numbers or e-mail addresses or to such other addresses as may be furnished in writing by one Party to the others:
(a)    if to FilterCo or FilterSub prior to the Closing, or the Seller or PIDSG to:
Panasonic Corporation, Circuit Components Business Division of Automotive & Industrial Systems Company
401 Sadamasa-cho, Fukui City, Fukui 910-8502, Japan
Attention:     Shigeru Ono,
Director of Circuit Components Business Division
Facsimile:     N/A
E-mail:     ono.shigeru@jp.panasonic.com

with a copy (which shall not constitute notice) to:
Panasonic Corporation, Professional Business Support Sector, Corporate Planning Center of Automotive & Industrial Systems Company
1006 Kadoma, Kadoma City, Osaka 571-8506, Japan

Attention:     Hiroyuki Aota,
Director of Corporate Planning Center
Facsimile:     N/A
E-mail:    aota.hiroyuki@jp.panasonic.com

(b)    if to the Buyer or Buyer Parent (or FilterCo or FilterSub after the Closing):
Skyworks Solutions, Inc.

20 Sylvan Road

Woburn, MA 01801

Attention: Mark Tremallo

Facsimile: (781) 376-3310

E-mail: Mark.Tremallo@skyworks.com
with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP

610 Newport Centre Drive, 17th Floor

Newport Beach, CA 92660

Attention: Mark Peterson, Esq.

Facsimile: 1-949-823-6994

E-mail: mpeterson@omm.com
Section 12.4    Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred or delegated by any of the Parties without prior written consent of all of the other Parties, and any attempt to make any such assignment, transfer or delegation without such consent shall be null and void.

Section 12.5    Buyer Parent’s Obligation. The Buyer Parent shall ensure and cause the Buyer to perform and comply with any and all obligations, duties, covenants, commitments, agreements and arrangements of the Buyer set forth in this Agreement and Buyer Transaction Documents. The Parties acknowledge and agree that any breach of any obligations, duties, covenants, commitments, agreements or arrangements of the Buyer is deemed as the breach of the Buyer Parent.
Section 12.6    Disclosure Schedules.
(a)    The disclosures in the Disclosure Schedule have been arranged for the purpose of convenience in separately numbered Sections corresponding to Sections in Article III and Article IV; however, each Section of the Disclosure Schedule is deemed to incorporate by reference all information disclosed in any other Section of the Disclosure Schedules to which its relevance is reasonably apparent.
(b)    In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representations and warranty), the statements in the body of this Agreement prevail.
Section 12.7    Governing Law. This Agreement is governed by the Laws of Japan, without regard to conflict of laws principles.
Section 12.8    Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
Section 12.9    Dispute Resolution Process.
(a)    The Parties intend that all disputes between the Parties arising out of this Agreement or any other Transaction Documents (except as set forth in the License Agreement) shall be settled by the Parties amicably through good faith discussions upon the written request of either Party.
(b)    Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to or in connection with the Transactions (except as set forth in the License Agreement), including any question regarding the existence, interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with written notice (the “Arbitration Notice”) to the other Parties to such dispute. The Dispute shall be settled by arbitration in Singapore by the Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. There shall be three arbitrators. Each Party shall nominate one arbitrator for confirmation, with the third arbitrator to be jointly nominated by the two co-arbitrators within thirty (30) days of the confirmation of the second arbitrator. If the two co-arbitrators do not nominate the third arbitrator within that period, the third arbitrator shall be appointed by the SIAC Chairman. The third arbitrator may not be of the same nationality as any of the Parties to the arbitration. The arbitral proceedings shall be conducted in English.

To the extent that the SIAC Rules are in conflict with the provisions of this Section 12.9(b), including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail. The award of the arbitral tribunal shall be final and binding upon the Parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Notwithstanding the foregoing or anything else to the contrary, any Party shall be entitled to seek and obtain temporary or preliminary injunctive relief, any other interim measure, or specific performance from any court of competent jurisdiction pending the conclusion of the arbitration.
Section 12.10    Entire Agreement. This Agreement (including the Disclosure Schedules and the exhibits and instruments referred to herein), the Transaction Documents and the Non-Disclosure Agreement contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
Section 12.11    No Third-Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the Parties, and no third party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement, except as otherwise contemplated by Section 12.4.
Section 12.12    Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and money damages may not be an adequate remedy for any such failure to perform or breach. Accordingly, each Party agrees that, in addition to any other remedy to which such Party may be entitled at Law or in equity or under this Agreement, each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, and each Party expressly waives the defense that a remedy in damages will be adequate.
Section 12.13    Counterparts. This Agreement may be executed in several counterparts, including counterparts delivered by means of facsimile, scanned pages, or other electronic transmission, each of which will be deemed an original, but all of which together will constitute but one and the same Agreement.
Section 12.14    Further Actions. Each Party upon the request of the other, will execute and deliver, or cause to be executed and delivered, such further instruments (including instruments of conveyance, assignment, and transfer), and will take such further actions, as the other reasonably may request in order to carry out the purposes and intent of the Agreement.
Section 12.15    Interpretation.
(a)    All references herein to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(b)    The headings contained in this Agreement, any Exhibit or Schedule and in the table of contents to this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.
(c)    Whenever the words “include”, “includes”, “including” or “among other things” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
(d)    Unless the context clearly requires otherwise, “or” shall be inclusive and not exclusive.
(e)    All references to “dollars” and “US$” are to the currency of the United States of America.
(f)    All references to “JPY” and “yen” are to the currency of the Japan.
(g)    All references to “SGD” are to the currency of the Republic of Singapore.
(h)    All references to “domestic” mean within Japan.
(i)    All references to “foreign” mean outside of Japan.
(j)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(k)    Unless otherwise provided therein, any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(l)    All accounting terms shall be construed in accordance with JGAAP or SGAAP, as applicable, unless otherwise indicated. To the extent that the definition of an accounting term that is defined in this Agreement is inconsistent with the meaning of such term under JGAAP or SGAAP, as applicable, the definition set forth in this Agreement will control.
(m)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(n)    To the extent that any provision of this Agreement and any of the other Transaction Documents conflict, the provisions of this Agreement shall govern.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

“BUYER PARENT”

SKYWORKS SOLUTIONS, INC.

By: /s/ Mark Tremallo
Name: Mark Tremallo
Title: Vice President and General Counsel

“BUYER”

SKYWORKS LUXEMBOURG S.A.R.L.

By: /s/ Mark Tremallo
Name: Mark Tremallo
Title: Director

“PIDSG”

PANASONIC ASIA PACIFIC PTE., LTD.

By: /s/ Junichiro Kitagawa
Name: Junichiro Kitagawa
Title: Managing Director

“SELLER”

PANASONIC CORPORATION,
AUTOMOTIVE & INDUSTRIAL SYSTEMS COMPANY

By: /s/ Shigeru Ono
Name: Shigeru Ono
Title: Director of Circuit Components Business Division

“FILTERCO”

SKYWORKS PANASONIC FILTERSOLUTIONS JAPAN CO., LTD.

By: /s/ Masahiro Shiba
Name: Masahiro Shiba
      Title: Representative Director
“FILTERSUB”

SKYWORKS PANASONIC FILTER SOLUTIONS SINGAPORE PTE. LTD.

By: /s/ Satoru Shinguryo
Name: Satoru Shinguryo
      Title: Director

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List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and schedules to the Stock Purchase Agreement have been omitted from this Exhibit 2.1:

•	Schedule 1.1(A) Transferred Assets, Assumed Contracts, Excluded Assets, Assumed Liabilities, and Excluded Liabilities

•	Schedule 1.1(B) Key Employees

•	Schedule 1.1(C) Knowledge of the Seller

•	Schedule 1.1(D) Seconded Employees and Current Seconded Employees

•	Schedule 1.1(E) Transferred Employees

•	Schedule 2.6(b) Balance Sheet Net Assets Calculation

•	Schedule 6.13 Certain Employee Matters

•	Schedule 6.19 Supply Contracts; Customer Support; Business Process; Equipment

•	Schedule 7.1(b) Required Approvals

•	Schedule 7.1(c) Required Third-Party Consents

•	Exhibit A Kaisha Bunkatsu Documents

•	Exhibit B Singapore Business Transfer Agreement

•	Exhibit C JV Agreement

•	Exhibit D License Agreement

•	Exhibit E Material Terms of Transition Services Agreement

•	Exhibit F Real Property Lease Agreements

•	Exhibit G Option Agreement

•	Exhibit H Secondment Agreements

•	Exhibit I [Reserved]

•	Exhibit J FilterCo and FilterSub Articles of Incorporation

Any omitted exhibit, schedule or similar attachment will be furnished supplementally to the SEC upon request.

S-1